UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) Of The

Securities Exchange Act Of 1934

(Amendment No.     )

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A. O. Smith Corporation

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11270 West Park Place

Milwaukee, WI 53224

March 15, 2013

DEAR FELLOW A. O. SMITH STOCKHOLDER:

I am pleased to invite you to our Annual Meeting of Stockholders of A. O. Smith Corporation, to be held at the U.S. Chamber of Commerce, 1615 H Street, NW, Washington, D.C. 20062, on Monday, April 15, 2013, at 5:15 P.M., Eastern Daylight Time. At this meeting, you will be asked to vote to elect directors, approve the compensation of our named executive officers by advisory vote, ratify the appointment of our independent registered public accounting firm, approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock, approve an amendment to our Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock, and consider any other business that may properly come before the meeting.

The attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement describe the business we will conduct at the Annual Meeting.

Whether or not you will be able to attend the Annual Meeting in person, it is important that you vote your shares. You may vote your shares by signing and dating the enclosed Proxy Card and returning it in the postage-paid envelope provided. For your convenience, you may also vote your shares via the internet or by a toll-free telephone number, by following the instructions provided on the Proxy Card. If you own shares through a broker, bank or other agent, please vote your shares by providing your broker, bank or agent with your voting instructions.

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting. Your vote is important, and we appreciate your taking the time to vote promptly.

Sincerely,

Paul W. Jones

Executive Chairman

March 15, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of A. O. Smith Corporation will be held at the U.S. Chamber of Commerce, 1615 H Street, NW, Washington, D.C., on Monday, April 15, 2013, at 5:15 P.M., Eastern Daylight Time, for the following purposes:

(1)	To elect our Board of Directors;

(2)	To hold an advisory vote to approve the compensation of our named executive officers;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(4)	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock;

(5)	To approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock; and

(6)	To consider and act upon such other business as may properly come before the Annual Meeting.

Stockholders of record as of February 18, 2013, are entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at our offices at 11270 West Park Place, Milwaukee, Wisconsin, as of March 22, 2013, for examination by stockholders for purposes related to the meeting.

Whether or not you plan to attend the meeting, we encourage you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials. As an alternative, you may sign, date and mail the Proxy Card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a Proxy Card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

James F. Stern

Executive Vice President,

General Counsel and Secretary

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

PROXY STATEMENT FOR 2013 ANNUAL MEETING

PROXY STATEMENT

2013 ANNUAL MEETING

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of A. O. Smith Corporation in connection with the solicitation by its Board of Directors of proxies for use at the Annual Meeting of Stockholders of our company to be held on April 15, 2013, at 5:15 P.M., Eastern Daylight Time (EDT), at the U.S. Chamber of Commerce, 1615 H Street, NW, Washington, D.C. 20062.

Pursuant to the rules of the Security and Exchange Commission, or “SEC”, we are mailing this Proxy Statement, the enclosed Proxy Card and our 2012 Annual Report on or about March 15, 2013, to each stockholder at the holder’s address of record.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 15, 2013: The Notice of 2013 Annual Meeting of Stockholders, this Proxy Statement and our 2012 Annual report are also available at www.ematerials.com/aos.

Record Date

The record date for stockholders entitled to notice of and to vote at the meeting is the close of business on February 18, 2013 (the “Record Date”). As of the Record Date, we had issued 6,654,332 shares of Class A Common Stock, par value $5 per share, 6,621,737 shares of which were outstanding and entitled to one (1) vote each for Class A Common Stock directors and other matters. As of the Record Date, we had issued 41,022,579 shares of Common Stock, par value $1 per share, 39,688,606 shares of which were outstanding and entitled to one (1) vote each for Common Stock directors and one-tenth (1/10th) vote each for other matters.

Class Voting for Directors

Under our Amended and Restated Certificate of Incorporation, as long as the number of outstanding shares of our Common Stock is at least 10% of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock, the holders of the Class A Common Stock and holders of the Common Stock vote as separate classes in the election of directors. The holders of our Common Stock are entitled to elect, as a class, 33 1/3% of our entire Board of Directors, rounded up to the next whole director, and the holders of our Class A Common Stock are entitled to elect the remainder of the Board. The holders of our Class A Common Stock have the right to elect the remainder of the directors of the Board pursuant to the preceding sentence as long as the number of outstanding shares of our Class A Common Stock is 12.5% or more of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock. Stockholders are entitled to one (1) vote per share in the election of directors for their class of stock.

Quorum

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for purposes of holding the Annual Meeting. The voting by stockholders at the meeting is conducted by the inspectors of election. Abstentions and broker non-votes, if any, are counted as present in determining whether the quorum requirement is met.

Required Vote

Directors are elected by a plurality of the votes cast, by proxy (whether by Internet, telephone or mail) or in person, with the holders voting as separate classes. This means that the nominees who receive the greatest number of votes cast are elected as directors. Consequently, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the election of directors.

The proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will be approved if a majority of the outstanding shares of Common Stock voting as a separate class and a majority of the outstanding shares of Class A Common Stock and Common Stock, voting together as a single class with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share, are voted in favor of the amendment. The proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock will be approved if a majority of the outstanding shares of Class A Common Stock voting as a separate class and a majority of the outstanding shares of Class A Common Stock and Common Stock, voting together as a single class with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share, are voted in favor of the amendment. Both abstentions and broker non-votes will have the same effect as votes against approval of each of these proposals.

In addition, (i) the effectiveness of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock is conditioned upon stockholder approval of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock and (ii) the effectiveness of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock is conditioned upon stockholder approval of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. As a result, if stockholders do not approve one of these proposals, then the other proposal will fail. Accordingly, a vote against one of these proposals may have the same effect as a vote against the other proposal.

For all other matters considered at the meeting, both classes of stock vote together as a single class, with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share. The proposal to approve the compensation of our named executive officers by advisory vote and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if a majority of the votes present or represented at the meeting are cast in favor of the matter. Abstentions will have the same effect as a vote “against” but, because shares held by brokers will not be considered entitled to vote on matters as to which the beneficial owners withhold authority, a broker non-vote will have no effect on the vote.

Cost of Soliciting Proxies

The cost of soliciting proxies, including preparing, assembling and mailing this Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

How to Vote

Via the Internet – Stockholders can simplify their voting by voting their shares via the Internet as instructed on the enclosed Proxy Card or the voting instruction form sent to them by their broker, bank or other agent. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting for stockholders of record is available 24 hours a day and will close at 12:00 p.m. (CDT) on April 12, 2013.

By Telephone – Stockholders can vote their shares by a toll-free number on the enclosed Proxy Card or in the voting instruction form sent to them by their broker, bank or other agent. Telephone voting for stockholders of record is available 24 hours a day and will close at 12:00 p.m. (CDT) on April 12, 2013.

By Mail – Stockholders of record who have received a paper Proxy Card may vote by completing, signing and dating their Proxy Card and mailing it in the pre-addressed envelope. Proxy Cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted. Stockholders who hold shares beneficially in street name and received a voting instruction form from their broker, bank or other agent, may vote by completing, signing and dating the instruction form provided by the broker, bank or other agent and mailing it in the pre-addressed envelope provided.

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all or some of the nominees for director listed or you may withhold your vote from all or some of the nominees for director. With respect to the proposal to approve the compensation of our named executive officers by advisory vote, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and the proposal to amend our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock, you may vote “for” or “against” any proposal or you may “abstain” from voting on any proposal.

If you submit a proxy via the Internet, by telephone or by mailing a Proxy Card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement, specifically in favor of our nominees for directors, in favor of approving the compensation of our named executive officers, in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, in favor of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and in favor of the amendment to our Amended and Restated Certificate to decrease the number of authorized shares of Class A Common Stock. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of 2013 Annual Meeting of Stockholders, we knew of no other matters to be presented at the Annual Meeting.

At the Annual Meeting – Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time before the Annual Meeting by delivering written notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of our company or by attending the meeting and voting in person.

Stockholders Sharing the Same Address

SEC rules permit us to deliver only one copy of a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify our company of their requests by calling or writing Patricia K. Ackerman, Vice President, Investor Relations and Treasurer, A. O. Smith Corporation, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508; (414) 359-4130.

PRINCIPAL STOCKHOLDERS

The following table shows persons who may be deemed to be beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of any class of our stock. Unless otherwise noted, the table reflects beneficial ownership as of December 31, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock	Smith Family Voting Trust 11270 West Park Place Milwaukee, WI 53224[1]	6,285,300		94.91%

Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	3,171,143	[2]	8.02%

Common Stock	Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,005,417	[3]	7.60%

Common Stock	SunTrust Banks, Inc. 303 Peachtree St., N.E. Atlanta, GA 30308	2,107,468	[4]	5.30%

Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	1,999,028	[5]	5.10%

[1]

The Smith Family Voting Trust (the “Voting Trust”) owned 6,285,300 shares of Class A Common Stock and 588,924 shares of Common Stock as of December 31, 2012. Pursuant to our Amended and Restated Certificate of Incorporation, Class A Common Stock is convertible at any time at the option of the holder into Common Stock on a share-for-share basis. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. The trustees of the Voting Trust are Bruce M. Smith, Arthur O. Smith (who is the uncle of Bruce M. Smith) and Robert L. Smith (who is the brother of Bruce M. Smith). The trustees do not have beneficial ownership of shares of Class A Common Stock or Common Stock owned by the Voting Trust. The Voting Trust has sole voting power, exercised by a majority of the three trustees, with respect to shares in the Voting Trust. Whenever beneficiaries of the Voting Trust possessing trust interests representing in the aggregate at least 75% of all the votes represented in the Voting Trust direct the sale of shares in the Voting Trust, the trustees must make the sale. If the trustees unanimously authorize a sale of shares in the Voting Trust, with the written consent of beneficiaries of the Voting Trust possessing trust interests representing in the aggregate a majority of all of the votes represented in the Voting Trust, the trustees may make the sale. The Voting Trust will exist until April 23, 2039 and thereafter for additional 30-year renewal periods unless earlier terminated by a vote of beneficiaries holding 75% or more of the votes in the Voting Trust or by applicable law.

[2]	Based on the Schedule 13G BlackRock Inc. filed with the SEC on February 1, 2013. BlackRock Inc. has sole voting power and sole dispositive power over 3,171,143 shares.

[3]	Based on the Schedule 13G/A Vanguard Group, Inc. filed with the SEC on February 22, 2013. Vanguard Group, Inc. has sole voting power over 58,732 shares, sole dispositive power over 2,948,685 shares and shared dispositive power over 56,732 shares.

4	Based on the Schedule 13G filed with the SEC on February 15, 2013. SunTrust Banks, Inc., as parent holding company for RidgeWorth Capital Management, Inc. and its subsidiaries, has sole voting and dispositive power over 2,107,468 shares.

[5]	Based on the Schedule 13G State Street Corporation filed with the SEC on February 11, 2013. State Street Corporation together with its subsidiaries has shared voting power and shared dispositive power over 1,999,028 shares.

Information on beneficial ownership is based upon Schedules 13D or 13G filed with the SEC and any additional information that any beneficial owners may have provided to us.

ELECTION OF DIRECTORS

Ten directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. Owners of Common Stock are entitled to elect four directors, and owners of Class A Common Stock are entitled to elect the six remaining directors.

It is intended that proxies we are soliciting will be voted for the election of the nominees named below. Proxies will not be voted for a greater number of persons than the ten nominees named below. All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee for election as a director shall become unavailable to serve as a director, then proxies will be voted for such substitute nominee as the Board of Directors may nominate.

Set forth below is information regarding the business experience of each nominee for director that has been furnished to us by the respective nominees for director. Each nominee has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each nominee for director is a discussion of the experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director.

NOMINEES – CLASS A COMMON STOCK

RONALD D. BROWN – Chief Operating Officer, The Armor Group, Inc.; Managing Director, Taft Business Consulting, LLC.

Mr. Brown, 59, has been a director of our company since 2001. He is the Chairperson of the Personnel and Compensation Committee and a member of the Nominating and Governance Committee of the Board. In February, 2013, Mr. Brown joined the Armor Group, Inc. as Chief Operating Officer. The Armor Group, Inc. is a certified woman-owned corporation which manufactures equipment and products, and provides related services to a variety of industrial markets, including beverage and food service, medical, power generation, automobile, and military. In addition, since 2009, Mr. Brown has been Managing Director of Taft Business Consulting, LLC, a consulting group affiliated with the law firm of Taft Stettinius & Hollister, LLP, which provides advisory services on a range of business issues. From 2010 to 2013, Mr. Brown served as Chief Financial Officer of Makino, a privately held global metalworking technologies company. Prior to that, Mr. Brown was chairman and chief executive officer of Milacron Inc. from 2001 to 2008, and president and chief operating officer of Milacron Inc. from 1999 through 2001. He joined Milacron Inc. in 1980. Milacron is a supplier of plastic processing and metalworking fluid technologies; the company filed for bankruptcy in 2009. Mr. Brown also serves on the Board of Zep Inc., where he is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mr. Brown’s experience as chief executive officer and chairman of a publicly held company provides valuable insight for us as to the issues and opportunities facing our company. Further, he has international and manufacturing experience. Like our company, Milacron faced the challenge of competing against foreign manufacturers, and operated international manufacturing plants, particularly in Asia. In addition, Mr. Brown has experience as a chief financial officer and a corporate attorney. His legal background makes him well suited to address legal and governance requirements of the SEC and New York Stock Exchange, both as Chairperson of the Compensation Committee and as a member of our Nominating and Governance Committee.

PAUL W. JONES – Executive Chairman of the Board.

Mr. Jones, 64, has been a director of our company since 2004. He is a member of the Investment Policy Committee of the Board. He was elected executive chairman of the board effective January 1, 2013. He served as chairman of the board and chief executive officer from 2011 to 2012, chairman of the board, president and chief executive officer from 2006 to 2011, and president and chief operating officer from 2004 to 2005. Prior to joining A. O. Smith, he was chairman and chief executive officer of U.S. Can Company, Inc. from 1998 to 2002. He previously was president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones has been a director of Federal Signal Corporation since 1998, where he chairs the Nominating and Governance Committee and is a member of the Executive Committee and the Compensation and Benefits Committee, and Integrys Energy Group, Inc. since 2011, where he is a member of the Compensation and Financial Committees. He also was a director of Bucyrus International, Inc. from 2006 until its acquisition by Caterpillar, Inc. in 2011, and chaired its Compensation Committee.

Mr. Jones has extensive leadership experience as chief executive officer and chairman, both at our company and previously at U.S. Can and Greenfield Industries. He brings this diverse background as the leader of a world-class manufacturing company. He is experienced in managing the operational activities of a large business and providing overall direction for a complex corporation like ours. Further, Mr. Jones is and has been a director of several other publicly traded companies, and shares his insights as to best practices from those experiences.

AJITA G. RAJENDRA – President and Chief Executive Officer.

Mr. Rajendra, 61, has been a director of our company since 2011. He is a member of the Investment Policy Committee of the Board. Mr. Rajendra was elected president and chief executive officer effective January 1, 2013. He was president and chief operating officer from 2011 to 2012. Mr. Rajendra joined the Company as President of A. O. Smith Water Products Company in 2005, and was named Executive Vice President of the Company in 2006. Prior to joining the company, Mr. Rajendra was Senior Vice President at Kennametal, Inc., a manufacturer of cutting tools, from 1998 to 2004.

Mr. Rajendra also serves on the board of Donaldson Company, Inc., where he is a member of the Audit Committee and Human Resources Committee. Further, Mr. Rajendra was a director of Industrial Distribution Group, Inc. from 2007 until its acquisition by Eiger Holdco, LLC in 2008.

Mr. Rajendra’s extensive manufacturing and international experience, and service to our Company as our President and Chief Executive Officer and in various other senior executive positions, brings to the Board knowledge and insight as to our Company’s global operations and a thorough understanding of our products and markets. Further, Mr. Rajendra has other experience as a director of a publicly traded company.

MATHIAS F. SANDOVAL – Former Chief Executive Officer & President, Phelps Dodge International Corporation and Former Executive Vice President, General Cable Corporation.

Mr. Sandoval, 52, has been a director of the Company since October, 2010. He is a member of the Personnel and Compensation Committee and the Nominating Governance Committee. Mr. Sandoval was chief executive officer and president of Phelps Dodge International Corporation from 2001 to 2012 and executive vice president of its parent company, General Cable Corporation, where he was chief executive officer and president of General Cable’s Rest of World Segment, from 2007 to 2012. Mr. Sandoval began his 28-year career in the wire and cable industry as a process engineer in Phelps Dodge’s Costa Rican operation and held numerous executive management positions at Phelps Dodge, including general manager of the Honduras-based business, president of the Venezuelan operations, vice president of the Global Aluminum Business Segment, and vice president of the Global Energy Segment. General Cable Corporation is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Mr. Sandoval resigned from those positions in November 2012 after General Cable Corporation disclosed certain inventory-related accounting errors involving two facilities in the Rest of World segment located in Brazil. General Cable restated its financial statements for 2009-2012 and disclosed its view that the situation involved in-part internal control deficiencies for the segment.

Mr. Sandoval brings to our Board the insights of an operating president with a publicly traded manufacturing company larger than our own. He also has extensive operating and manufacturing experience, as well as broad international experience, particularly in regions where our company has focused its growth plans. Further, he has prior board experience as a member of numerous Phelps Dodge boards, including two international publicly traded companies. As an added benefit, he brings diversity to our board. Finally, we considered his departure from Phelps Dodge International Corporation and General Cable Corporation and concluded that it does not bear on his ability to contribute as a member of our Board.

BRUCE M. SMITH – Chairman of the Board of Managers and Former Chief Executive Officer, Smith Investment Company LLC; Former Chairman of the Board, President and Chief Executive Officer, Smith Investment Company.

Mr. Smith, 64, has been a director of our company since 1995. He is the Chairperson of the Investment Policy Committee and a member of the Personnel and Compensation Committee and the Nominating and Governance Committee of the Board. He was elected president of Smith Investment Company Inc. (“SICO”) in 1993, and served as chairman and chief executive officer of SICO from 1999 until its merger with our company in 2009. Shares of our Class A Common Stock and Common Stock were SICO’s principal asset and represented a controlling position in our company until the merger. Mr. Smith was a director of SICO from 1983 to 1988 and from 1991 to 2009. From 2009 until his retirement in 2012, Mr. Smith also was chief executive officer of Smith Investment Company LLC, an entity that holds all of the assets and liabilities of SICO (other than our Class A Common Stock and Common Stock owned by SICO until the merger). Since 2009, Mr. Smith has been Chairman of the Board of Managers of Smith Investment Company, LLC. He was also chief executive officer of Berlin Industries LLC, which was engaged in multicolor printing and related services, from 1996 until its sale in 2011. Further, Mr. Smith is one of three trustees of the Smith Family Voting Trust, which holds a controlling position in the stock of our company. Mr. Smith is a first cousin of Mark D. Smith, also a director of our company. Roger S. Smith, brother of director Bruce M. Smith, is a long-standing employee of our company employed in a non-executive capacity as Director-Community Affairs.

Mr. Bruce Smith has executive level experience in handling the operational activities of SICO, with its diverse businesses. Further, he has practical experience gained through his participation on the board of SICO prior to its merger into our company. Based on his employment with our company earlier in his career and his role as a director for more than 17 years, Mr. Smith is knowledgeable of company history and understands our long term strategic and tactical plans. Mr. Smith is a member of the Smith family, which holds a controlling interest in the stock of our company.

MARK D. SMITH – Business Manager, Strattec Security Corporation.

Mr. Smith, 51, has been a director of our company since 2001. He is a member of the Audit Committee of the Board. He has served as a product business manager for Strattec Security Corporation since 1997. Strattec Security Corporation designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, and related access control products for major automotive manufacturers. Mr. Smith is a first cousin of Bruce M. Smith, also a director of our company.

Mr. Mark Smith is experienced in managing the operations of a manufacturing business, both at Strattec and previously with our company. Further, an important aspect of his position at Strattec is managing key customer relationships, and he brings this orientation to his service on our Board. Mr. Smith is also a member of the Smith family, which holds a controlling interest in the stock of our company.

NOMINEES – COMMON STOCK

GLOSTER B. CURRENT, JR. – Retired Vice President Corporate Affairs and Assistant to the Chief Executive Officer, Northwestern Mutual Life Insurance Company.

Mr. Current, 67, has been a director of our company since 2007. He is a member of the Audit Committee of the Board. Mr. Current retired from Northwestern Mutual Life Insurance Company (“NML”) in 2009 as vice president corporate affairs and assistant to the chief executive officer. He previously served as vice president of policy owner services at NML from 2006 to 2007 and as vice president, corporate planning when he joined the company in 2003. NML is the nation’s largest direct provider of individual life insurance. Prior to joining NML, he was vice president and chief marketing officer of Lincoln Financial Group from 1995 to 2003.

Mr. Current is proficient in risk management matters, having spent his career in the insurance and banking industries. With his risk management background, he serves on the Audit Committee of our Board. Further, based on his executive responsibilities at NML, Mr. Current brings a focus on customer service to our Board. Mr. Current also has strategic planning experience, both at NML and his earlier career. In addition, Mr. Current has demonstrated leadership as a director of a non-profit organization, and as chairman of its Nominating and Governance Committee. As an added benefit, Mr. Current brings diversity to our Board.

WILLIAM P. GREUBEL – Retired Chief Executive Officer and Director, Wabash National Corporation.

Mr. Greubel, 61, has been a director of our company since 2006. He is a chairperson of the Nominating and Governance Committee and a member of the Personnel and Compensation Committee of the Board. Mr. Greubel was the chief executive officer of Wabash National from 2002 to 2007, and has held various director positions with Wabash National, including chairman and executive director, until his retirement as a director in 2009. Wabash National is one of the leading manufacturers of semi-truck trailers in North America, specializing in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Mr. Greubel previously was chief executive officer of Accuride Corporation from 1998 until 2002 and president from 1994 until 1998. Mr. Greubel served as a director of Wabash National from 2002 to 2009 and of privately held Utilimaster Corp. from 2002 to 2009.

Mr. Greubel is an experienced chief executive officer, having held this leadership position at Wabash National and Accuride Corporation. By virtue of this role, he has demonstrated his capability to effectively oversee the overall direction of a publicly traded company, and to manage a large manufacturing company like ours. Mr. Greubel’s experience and guidance in managing corporate restructuring and change in a large organization have been important to our acquisition integration activities.

IDELLE K. WOLF – Retired President, Barnes Distribution.

Ms. Wolf, 60, has been a director of our company since 2005. She is a member of the Audit Committee of the Board. Ms. Wolf was president of Barnes Distribution from 2006 to 2007 and vice president of Barnes Group Inc. from 2000 to 2007. She previously was president of Barnes Distribution North America from 2004 through 2005. She joined Barnes Group Inc. as vice president and as chief operating officer of Barnes Distribution in 2000. Barnes Distribution is a leading distributor of maintenance, repair, operating and production supplies with distribution centers in North America, Europe and Asia.

Ms. Wolf has extensive executive level financial and operating experience. She is a Certified Public Accountant with audit experience, and has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards, and how they apply to budgeting and financial reporting systems. Accordingly, Ms. Wolf serves on our Audit Committee and is qualified as an audit committee financial expert under SEC regulations. Ms. Wolf also adds a distribution orientation to our Board, with a thorough understanding of distribution issues and opportunities on a worldwide basis. As an added benefit, Ms. Wolf brings diversity to our Board.

GENE C. WULF – Retired Director and Executive Vice President Bemis Company, Inc.

Mr. Wulf, 62, has served as a director of our company since 2003. He is the Chairperson of the Audit Committee of the Board. Until his retirement in 2011, Mr. Wulf served as executive vice president of Bemis Company, Inc. where he was responsible for integration of acquisitions, as well as global corporate strategy and information technology. He previously was senior vice president and chief financial officer of Bemis Company, Inc. from 2005 to 2010; was vice president, chief financial officer and treasurer of Bemis Company, Inc., from 2002 through 2005; and was vice president and controller from 1998 to 2002. He also served as a director of Bemis Company, Inc. from 2006 until his retirement in 2011. Bemis Company, Inc. is one of the largest flexible packaging companies in the Americas and a major manufacturer of pressure sensitive materials used in labels, decorating and signage.

Mr. Wulf is proficient in developing and managing a broad-based financial function and is familiar with financial analytics used to measure business performance in a manufacturing company. He has a thorough knowledge and understanding of generally accepted accounting principles and auditing standards, and how they should be applied to budgeting and financial reporting systems. Based on his experience as a chief financial officer of a public company, he shares his insights as to the best practices at companies like ours. With his strong financial background, Mr. Wulf serves on our Audit Committee and, further, meets the SEC definition of an audit committee financial expert. In addition, he has provided a practical orientation with respect to the business consolidation that our company has undertaken over the last several years.

GOVERNANCE OF OUR COMPANY

The Board of Directors

Our business is managed under the direction and oversight of the Board of Directors, who are elected by the stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board Committees on which they sit, through communication with our Executive Chairman and our Chief Executive Officer and other officers and employees, by consulting with our independent registered public accounting firm and other third parties, by reviewing materials provided to them, and by visiting our offices and plants. During 2012, the Board held six regular meetings. The Committees of the Board of Directors held a total of 31 meetings, including eight meetings that were conducted telephonically. All directors attended at least 75% of the meetings of the Board and Committees on which they served during 2012. Although we have no formal policy on director attendance, all directors attended our 2012 Annual Meeting of Stockholders.

The non-management directors of the Board met in executive session without management present six times in 2012. The lead director who presides at such meetings rotates on an annual basis among the chairpersons of the following Committees in the following order: Nominating and Governance Committee, Audit Committee, Personnel and Compensation Committee and Investment Policy Committee. The lead director from April 2012 to April 2013 was Ronald D. Brown, the Chairperson of the Personnel and Compensation Committee. For 2013, the Nominating and Governance Committee designated Bruce M. Smith, Chair of the Investment Policy Committee, as the lead director from April 2013 to April 2014. Any party wishing to communicate with the lead director may send correspondence to the Lead Director, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

Director Independence and Financial Literacy. The Smith Family Voting Trust has the power to elect a majority of our Class A Directors, who make up a majority of the Board. As of December 31, 2012, the Smith family directly or beneficially owned 94.91% of Class A Common Stock and therefore 94.91% of voting power with respect to the election of the Class A Directors. Since the Board is composed of six Class A Directors and four Common Stock Directors, the Smith Family Voting Trust effectively exercises control over voting power for the election of our directors, and therefore, we are a “controlled company” under the New York Stock Exchange (“NYSE”) rules. As a controlled company, under NYSE rules, we may choose to not have a majority of independent directors or compensation or governance committees consisting solely of independent directors. Notwithstanding our status as a controlled company, the Board has not elected to exercise the “controlled company” exemption in any respect because, as described below, we have a Board in which a majority of our members consist of independent directors, and all members of the Personnel and Compensation and Nominating and Governance Committees are independent.

As described in the Corporate Governance Guidelines available on our website, www.aosmith.com, we apply the NYSE rules to determine director independence. The Nominating and Governance Committee annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee evaluates any related party transactions disclosed by directors in the detailed Directors’ and Officers’ Questionnaires completed annually by each director. No transactions were above the reporting threshold for related party transactions under SEC rules. In making its recommendations, the Committee also applied the NYSE rules and evaluated any other legal, accounting and family relationships between directors and us. In particular, the Committee and the Board considered that director Bruce M. Smith’s brother, Roger S. Smith, has been a long-standing employee in a non-executive capacity. Roger Smith’s employment preceded Bruce M. Smith’s election to the Board by more than ten years and he is subject to the same terms and conditions of employment as other salaried employees. The Committee and the Board also considered that Bruce M. Smith serves as Chairman of the Board of Managers of Smith Investment Company, LLC and, until May 31, 2012, had been its chief executive officer. Smith Investment Company LLC purchased the company’s commercial paper at various times in 2012. These were arm’s length transactions handled directly by an independent third party offering such commercial paper to the public without the knowledge or approval of our company as to specific purchases, which were on terms identical to other purchasers. During 2012, Smith Investment Company LLC held an average of approximately $6.4 million in commercial paper per month until it sold all such commercial paper in December, 2012, and earned less than $86,000 in interest on such commercial paper during 2012. During 2012, we provided office space, group insurance coverage and other miscellaneous services to Smith Investment Company LLC, for which we have been reimbursed $21,936. The Committee and the Board also considered benefits Bruce M. Smith may have received as a result of the April 22, 2009 merger of SICO with our company and noted that the automatic independence disqualification of Mr. Bruce M. Smith under NYSE rules related to that transaction no longer applied since it occurred over three years ago. The Committee and the Board concluded that each of the foregoing relationships was not a material relationship for governance purposes and did not affect Mr. Bruce M. Smith’s independence.

The Board and the Committee also considered that Robert J. O’Toole, who retired as a director of our company at the April, 2012 Annual Meeting of Stockholders, is a director of Factory Mutual Insurance Company, to which we pay certain insurance premiums. The Committee and Board determined that this relationship was not material for governance purposes and did not affect the independence of Mr. O’Toole.

Further, the Board and the Committee considered that Ronald D. Brown is a director of Zep, Inc. from which our manufacturing facilities purchase certain cleaning supplies in arm’s length transactions, and a managing director of Taft Business Consulting, LLC, which is affiliated with the law firm of Taft, Stettinius & Hollister, LLP, which defended one lawsuit on our behalf until its dismissal in 2012. The Committee and Board determined that these relationships were immaterial for governance purposes and did not affect the independence of Mr. Brown.

The Board has determined that Messrs. Brown, Current, Greubel, O’Toole, Sandoval, Bruce M. Smith, Mark D. Smith and Wulf and Ms. Wolf meet the NYSE independence requirements. Messrs. Jones and Rajendra are considered management directors by virtue of their current positions as executive officers of our company.

The Board recognizes that the NYSE rules require financial literacy of Audit Committee members only. Notwithstanding that, as a best practice, the Board has reviewed the qualifications and experience of its members and determined that each director is financially literate within the meaning of the NYSE rules.

Board Information and Stockholder Communications. We are committed to making our corporate governance information accessible to stockholders and other interested parties. Accordingly, on our website, www.aosmith.com, under the “Investor Relations” heading, and then “Corporate Governance” subheading, we have published the A. O. Smith Corporation Guiding Principles, Financial Code of Ethics, Corporate Governance Guidelines, Criteria for Selecting Board of Director Candidates, a list of the Board of Directors and Committee Assignments, Stockholder Contacts to Communicate with Directors, and the Charters for the Audit, Investment Policy, Nominating and Governance, and Personnel and Compensation Committees. Further, SEC filings, including our Form 10-K, Form 10-Q, Form 8-K, Proxy Statement and Section 16 filings, are available for review on this website under the heading “Investor Relations,” and then “SEC Filings” subheading. Stockholders may also request that these documents be mailed by sending their request to the address provided below.

We encourage communication with our directors. Any interested party may communicate with a particular director, all directors, non-management or independent directors as a group or the lead director by mail or courier addressed to him/her or the entire Board in care of the Corporate Secretary at the following address:

c/o James F. Stern, Corporate Secretary

A. O. Smith Corporation

11270 West Park Place

P.O. Box 245008

Milwaukee, WI 53224-9508

The Corporate Secretary will forward this communication unopened to the addressed director.

Compensation Committee Interlocks and Insider Participation. The members of the Personnel and Compensation Committee are Ronald D. Brown, William P. Greubel, Mathias F. Sandoval and Bruce M. Smith. No member of this Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Personnel and Compensation Committee.

Procedure for Review of Related Party Transactions. Potential conflicts of interest must be approved in advance, including related party transactions reportable under SEC rules, or related to the Smith family, in accordance with our Corporate Governance Guidelines. We have a detailed code of conduct, the A. O. Smith Corporation Guiding Principles, which applies to all employees, officers and directors, and specifically addresses conflicts of interest. There has been no waiver of the code of conduct, requested or granted, for any directors or officers. Further, the Corporate Governance Guidelines provide the procedure for review of related party transactions reportable under SEC rules, with approval by the Nominating and Governance Committee required if any such transaction involves a director, executive officer, or his/her immediate family members.

Potential Director Candidates. The Nominating and Governance Committee will consider any candidate recommended by stockholders, directors, officers, third-party search firms and other sources for nomination as a director. The Committee considers the needs of the Board and evaluates each director candidate in light of, among other things, the candidate’s qualifications. All candidates’ minimum qualifications are identified in the Corporate Governance Guidelines and the Criteria for Selecting Board of Director Candidates, both of which can be found on our website by clicking on “Investor Relations,” then “Corporate Governance” and then on the specific document. To summarize, all candidates should be independent and possess substantial and significant experience which would be of value to us in the performance of the duties of a director. Recommended candidates must be of the highest character and integrity, free of any conflicts of interest, have an inquiring mind and vision, and possess the ability to work collaboratively with others. Each candidate must have the time available to devote to Board activities and be of an age that, if elected, the candidate could serve on the Board for at least five years before reaching the mandatory retirement age, which is 72, absent a waiver approved by the Board. Finally, we believe it appropriate for certain key members of our management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of the recommendation. Although not part of any formal policy, our goal is a balanced and diverse Board, with members whose skills, background and experience are complimentary and, together, cover the spectrum of areas that impact our business.

A stockholder recommendation of a director candidate must be received no later than the date for submission of stockholder proposals. Please see the section of this proxy entitled, “Date for Stockholder Proposals.” The recommendation letter should be sent by mail to the Chairperson, Nominating and Governance Committee, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508.

The recommendation letter must, at a minimum, provide the stockholder’s name; address; the number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the stockholder’s opinion as to whether the stockholder recommended candidate meets the definitions of “independent” and “financially literate” under the NYSE rules. In addition, the recommendation letter must provide the information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the candidate’s statement that he/she meets these requirements and those identified on our website; is willing to promptly complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected.

Board Committees

The Board of Directors has delegated some of its authority to Committees of the Board. There are four standing Committees: the Audit Committee, the Personnel and Compensation Committee, the Investment Policy Committee, and the Nominating and Governance Committee.

Audit Committee. The Audit Committee consists of four members who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee’s duties include appointing the firm that will act as our independent registered public accounting firm. The Audit Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board of Directors and is available on our website. The Board of Directors has determined that Ms. Wolf and Mr. Wulf qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee met 12 times during 2012, with seven of those meetings being telephonic. The Report of the Audit Committee is included as part of this Proxy Statement.

Personnel and Compensation Committee. The Personnel and Compensation Committee is responsible for establishing and administering our compensation and benefit plans for officers, executives and management employees, including the determination of eligibility for participation in such plans. It determines the compensation to be paid to officers and certain other selected executives, and evaluates the performance of the Chairman and Chief Executive Officer in light of established goals and objectives. Effective January 1, 2013, the positions of Chairman and Chief Executive Officer were separated. The Committee will evaluate the performance of both the Executive Chairman and the Chief Executive Officer. As it deems appropriate, the Committee may retain independent consultants to provide recommendations as to executive compensation. The Committee also directs the Senior Vice President—Human Resources and Public Affairs to prepare computations for its consideration, and considers recommendations of the Chief Executive Officer as to compensation of executives other than the Chief Executive Officer. The Personnel and Compensation Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of four directors, all of whom are independent under NYSE rules. The Committee held four meetings during 2012. The Personnel and Compensation Committee Report is included as part of this Proxy Statement.

Investment Policy Committee. The Investment Policy Committee is responsible for establishing investment policy and certain other matters for all of our qualified retirement plans. The responsibilities and duties of the Investment Policy Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of three members. The Investment Policy Committee held four meetings during 2012.

Nominating and Governance Committee. The Nominating and Governance Committee oversees our governance processes and procedures, assists the Board in identifying qualified candidates for election as Board members, and establishes and periodically reviews criteria for selection of directors. This Committee reviews our company’s and the Board Committees’ structure to ensure appropriate oversight of risk. Further, the Committee provides direction to the Board as to the independence, financial literacy and financial expertise of directors, and the composition of the Board and its Committees. As part of its responsibilities, the Committee is responsible for reviewing and making recommendations to the Board as to director compensation. The responsibilities and duties of the Nominating and Governance Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of four members, all of whom are independent under the NYSE rules. The Nominating and Governance Committee met five times during 2012. The Report of the Nominating and Governance Committee is included as part of this Proxy Statement.

The table below shows Committee membership and the number of meetings of the full Board and each Committee in 2012.

Name	Board	Audit	Personnel and Compensation	Investment Policy	Nominating and Governance
Ronald D. Brown	X		Chair		X

Gloster B. Current, Jr.	X	X

William P. Greubel	X		X		Chair

Paul W. Jones	Chair			X

Ajita G. Rajendra	X			X

Mathias F. Sandoval	X		X		X

Bruce M. Smith	X		X	Chair	X

Mark D. Smith	X	X

Idelle K. Wolf	X	X

Gene C. Wulf	X	Chair

Number of Meetings – 2012	6	12	4	4	5

Our Leadership Structure

Since 2005, our company has been led by Paul W. Jones, who has served as our Chairman and Chief Executive Officer. Our company historically has employed this leadership structure, with our Chief Executive Officer also serving as Chairman of the Board. We believe this structure has served us well for many years, providing a single strong leader for our company.

Effective January 1, 2013, we split the positions of Chairman and Chief Executive Officer. At that time, we promoted Ajita G. Rajendra to Chief Executive Officer and Paul W. Jones retained the role of Executive Chairman. We implemented this leadership structure as part of our planned succession of Mr. Jones. We believe this structure ensures an orderly transition of our company leadership, which benefits our stockholders, customers, employees, business partners and other key stakeholders.

While we recognize that the Executive Chairman position is held by an executive officer, we believe that the members of our Board and the four standing Board Committees provide appropriate oversight. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk, legal and compliance matters. The Personnel and Compensation Committee oversees the annual performance of our Chairman and Chief Executive Officer, as well as our executive compensation program. Further, effective January 1, 2013, the Personnel and Compensation Committee will oversee the performance of both the Executive Chairman and the Chief Executive Officer. The Nominating and Governance Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Investment Policy Committee oversees our investments with respect to benefit plans. Each Committee is led by a chairperson other than the Chairman and Chief Executive Officer and, as discussed in more detail in this proxy, the entire Board of Directors is actively involved in overseeing our risk management. All together, we believe this framework strikes a sound balance with appropriate oversight.

We also have a lead director, who is an independent director and presides at meetings of all non-management directors in executive session. These meetings generally are held in conjunction with every regular Board meeting. In 2012, each Board meeting included a non-management directors’ session. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. In accordance with our

Corporate Governance Guidelines, the role of lead director rotates on an annual basis, as opposed to a meeting-by-meeting rotation like some companies, to provide continuity in director oversight. We believe this structure provides consistent and effective oversight of our management and our company.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of our company. We believe all Board members are well engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors. We do not believe that appointing an independent board chairman, or a permanent lead director, would improve the performance of the Board.

Consideration of Risk

Our Board is actively involved in overseeing our risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics. Annually, the Board also reviews and discusses a report from management on risk issues, and also receives more detailed presentations on specific risk topics relevant to our company at three to four Board meetings each year. This report is compiled by senior management and approved by the Chief Executive Officer.

In addition, each of our Board Committees considers risk within its area of responsibility. For instance, our Audit Committee asks management to address a specific critical accounting issue at most of its meetings, and considers the overall impact that the issue has on our financial position and risk profile. In addition, they discuss legal and compliance matters, and assess the adequacy of our risk-related internal controls. Further, prior to the presentation of the risk report to the Board, the Audit Committee reviews the changes from the previous year. Likewise, the Personnel and Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growth without undue risk taking. Each year, the Personnel and Compensation Committee also performs a risk assessment with respect to our executive compensation program. The Investment Policy Committee evaluates the risk and return of our investments and has retained a financial advisor to assist on such matters. The Nominating and Governance Committee annually reviews governance practices with respect to risk and oversight. Additionally, on an annual basis, the Nominating and Governance Committee reviews our company’s and Board Committees’ structure to ensure appropriate oversight of risk.

Further, our approach to compensation practices and policies applicable to employees throughout our organization is consistent with that followed for executives. In this regard, the Personnel and Compensation Committee analyzed our compensation and, among other things, concluded that no individual business segment carries a significant portion of our risk profile; has significantly different compensation structure from the others; pays compensation expenses as a significant percentage of its revenue, or varies significantly from the overall risk and reward structure of our company. Accordingly, we believe that risks arising from our operating environment and our incentive programs are not reasonably likely to have a material adverse effect on our company.

We benchmark our compensation and benefits packages at all levels of the organization no less than every other year. Base pay, bonus targets and long-term incentives are targeted to market median for each position. Most exempt salaried positions are eligible for participation in bonus programs. For employees associated with our World Headquarters and Corporate Technology Center, annual incentive programs are based upon attainment of the same Return on Equity targets as our executives. Annual incentive programs at our business segments are based upon attainment of financial and strategic objectives established and approved annually. A limited number of key managers are eligible to participate in a long-term incentive program that awards stock options and/or restricted stock units in varying amounts based upon position and market comparisons. However, all awards are subject to at least three-year vesting periods. We feel this combination of base salary, bonus plans tied to critical financial measurements and long-term incentives with three-year vesting periods is balanced and serves to motivate our employees to accomplish our company objectives and retain key employees while avoiding unreasonable risk taking.

DIRECTOR COMPENSATION

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)3 4	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[5]	Total ($)
Ronald D. Brown	$95,000	$93,051	—	—	—	—	$188,051

Gloster B. Current, Jr.	71,500	93,051	—	—	—	—	164,551

William P. Greubel	85,500	93,051	—	—	—	—	178,551

Robert J. O’Toole[6]	24,875	—	—	—	—	—	24,875

Mathias F. Sandoval	73,500	93,051	—	—	—	—	166,551

Bruce M. Smith	86,500	93,051	—	—	—	—	179,551

Mark D. Smith	71,500	93,051	—	—	—	—	164,551

Idelle K. Wolf	71,500	93,051	—	—	—	—	164,551

Gene C. Wulf	81,500	93,051	—	—	—	—	174,551

[1]	Messrs. Jones and Rajendra, as employee directors, receive no compensation for their service as directors.

[2]	Includes amounts earned during 2012, even if deferred.

[3]	Reflects the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. Directors receive a stock award of Common Stock as part of their annual retainer. On April 16, 2012, each director received a stock award worth $90,000, or 2,035 shares valued at $44.24 per share, which was the average of the high and low prices on the grant date rounded up to the next whole share. In July 2012, the value of stock awarded to each director increased to $94,000. As a result of this midyear change, each director received an additional stock award worth $4,000, prorated for the nine-month period from July 2012 to April 2013, or 62 shares valued at $48.76 per share, which was the average of the high and low prices on the grant date, July 9, 2012, rounded up to the next whole share. Directors may choose to defer receipt of this stock, in which case they are awarded restricted stock units. Mr. Brown has deferred his receipt of 6,892 shares until his separation from service as a director; Mr. Current has deferred his receipt of 11,976 shares until his separation from service as a director; Mr. Greubel has deferred his receipt of 19,669 shares until January 1, 2014; Mr. Sandoval has deferred his receipt of 5,493 shares until his separation from service as a director; Mr. Bruce Smith has deferred his receipt of 9,181 shares until April 1, 2014; 1,932 shares until April 1, 2019, and 11,887 shares until his separation from service as a director; and Ms. Wolf has deferred her receipt of 2,122 shares until her separation from service as a director. Deferred stock holdings include dividends on deferred stock which are paid in the form of restricted stock units.

[4]	Each director had as of December 31, 2012, the following aggregate number of shares in connection with service as a director: Mr. Brown, 24,866; Mr. Current, 19,006; Mr. Greubel, 19,669; Mr. Sandoval, 5,493; Mr. Bruce Smith, 27,143; Mr. Mark Smith, 23,680; Ms. Wolf, 19,952; and Mr. Wulf, 22,095. Please see the “Security Ownership of Directors and Management” Table for additional information.

[5]	None of the directors received perquisites or other personal benefits in an aggregate amount of $10,000 or more. We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and Committee meetings.

[6]	Mr. O’Toole retired as a director of our company at the 2012 Annual Meeting of Stockholders.

The Nominating and Governance Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board as to director compensation, which is set annually in July. Non-employee directors are compensated in the form of cash and shares of Common Stock.

In 2012, the Committee reviewed its overall director compensation program in light of the responsibilities and time commitments expected of directors. As part of this process, the Committee considered a Towers Watson assessment of director compensation trends and other information concerning director compensation. After considering this information and the responsibilities of Board and Committee members, the Committee recommended and the Board approved in July 2012 an increase in the cash annual retainer for Board members from

$42,500 to $47,500 and an increase in the stock retainer from $90,000 to $94,000, to reflect the time and responsibility required of directors fulfilling their responsibilities. The increase in cash retainer was effective April 2012; the increase in stock retainer was prorated as of July 2012. In addition, meeting fees, except for the Investment Policy Committee, increased from $1,500 to $2,500 per meeting and telephonic meeting fees increased from $500 to $1,000. Investment Policy Committee meeting fees decreased from $3,000 to $2,500 per meeting to be consistent with other committees and to reflect the modified structure for such meetings. Finally, the orientation fee for new directors increased from $1,500 to $2,500.

After such changes, directors receive a cash annual retainer, paid quarterly, in the amount of $47,500, and an award of shares of Common Stock with a market value of $94,000 on the date of the award. The lead director receives an annual retainer of $20,000. Directors receive $2,500 for attendance at each Board meeting and the annual stockholders’ meeting, plus expenses, and $1,000 for each telephonic Board and Committee meeting. Each Personnel and Compensation Committee, Nominating and Governance Committee and Investment Policy Committee member receives an annual retainer of $3,000, with the chairperson of each receiving $10,000; Committee members also receive $2,500 per meeting, plus expenses. Each Audit Committee member receives an annual retainer of $5,000, with the chairperson receiving an annual retainer of $15,000; Committee members also receive $2,500 per meeting, plus expenses. Directors who are our employees are not compensated for service as directors or Committee members or for attendance at Board or Committee meetings.

The Board requires that every new director participate in a detailed orientation, including visits to our key operations. This encompasses a review of business and financial operations, meetings with business executives and others, and an overview of our corporate governance policies and procedures. New directors are paid $2,500 to compensate them for their time devoted to orientation matters.

The stock ownership requirement for directors is five times the cash component of the annual retainer fee. Each director is required to acquire beneficial ownership of A. O. Smith Corporation Common Stock having an aggregate value equal to not less than five times the cash component of the annual retainer fee paid to the director within five years of (a) July 12, 2010 (policy effective date), or (b) his or her election as a new director, whichever is longer. All directors have met this requirement.

Certain directors have elected to defer the payment of their fees and receipt of Common Stock shares under the A. O. Smith Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows directors to defer all or a portion (not less than 50%) of their fees until a later date, but not later than the year in which age 71 is attained. Payments can be made in a lump sum or in not more than ten annual installments. Under this Plan, Ms. Wolf, Mr. Current and Mr. Sandoval each deferred payment of certain director fees. This is handled as a bookkeeping entry, with gains and losses credited to the director’s account each month based on the director’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the director’s account. The current funds available for a crediting election are: American Century VP Mid Cap Value Fund, Templeton Foreign Securities Fund, Vanguard VIF Balanced Fund, Janus Aspen Enterprise Fund, MFS VIT Growth Fund, Vanguard VIF Equity Index Fund, Delaware VIP Small Cap Value Fund, Edge Asset Management Equity Income Fund, Principal Global Investors Money Market Fund, PIMCO VIT Total Return Fund, Principal LifeTime 2010 Fund, Principal LifeTime 2020 Fund, Principal LifeTime 2030 Fund, Principal LifeTime 2040 Fund, Principal LifeTime 2050 Fund, Principal LifeTime Strategic Income Fund, and A. O. Smith Stable Value Fund. Ronald D. Brown, Gloster B. Current, Jr., William P. Greubel, Mathias F. Sandoval, Bruce M. Smith, and Idelle K. Wolf have deferred receipt of their stock awards, which consequently are treated as restricted stock units. Dividends on stock which has been deferred as restricted stock units are also received in the form of restricted stock units based on the average of the high and low price of our Common Stock on the date of the dividend.

STOCK OWNERSHIP

Security Ownership of Directors and Management

The following table shows, as of December 31, 2012, the Class A Common Stock and Common Stock of our company and Common Stock options exercisable on or before February 28, 2013, beneficially owned by each director, each nominee for director, each named executive officer in the “Summary Compensation Table” and by all directors and executive officers as a group.

Name	Class A Common Stock1 2		Percent of Class A Common Stock	Common Stock[1,2]		Restricted Stock Units	Options Exercisable Within 60 Days	Percent of Common Stock
Ronald D. Brown	0		*	17,974		6,892	0	*
Gloster B. Current, Jr.	0		*	7,030		11,976	0	*
William P. Greubel	0		*	0		19,669	0	*
Paul W. Jones	0		*	149,944		74,200	74,400	*
John J. Kita	0		*	28,332		8,700	9,667	*
Mark A. Petrarca	0		*	24,122		9,400	9,900	*
Ajita G. Rajendra	0		*	76,246		19,450	63,717	*
Mathias F. Sandoval	0		*	0		5,493	0	*
Bruce M. Smith	108,891	[3]	1.64%	17,695	[4]	23,170	0	*
Mark D. Smith	60,213	[5]	*	33,295	[6]	0	0	*
James F. Stern	0		*	30,386		11,600	30,134	*
Idelle K. Wolf	0		*	17,830		2,122	0	*
Gene C. Wulf	0		*	22,095		0	0	*
All 20 Directors, Nominees and Executive Officers as a Group	169,104		2.55%	469,690		221,142	250,588	2.37%

*	Represents less than one percent.

[1]	Except as otherwise noted, all securities are held with sole voting and sole dispositive power.

[2]	Shares of Class A Common Stock are convertible on a share-for-share basis into shares of Common Stock at any time at the discretion of each holder. As a result, a holder of shares of Class A Common Stock is deemed to beneficially own an equal number of shares of Common Stock. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the shares of Class A Common Stock listed in the table do not include shares of Common Stock that may be acquired upon the conversion of outstanding shares of Class A Common Stock. Similarly, the percentage of shares of Common Stock beneficially owned is determined with respect to the total number of outstanding shares of Common Stock, excluding shares of Common Stock that may be issued upon conversion of outstanding shares of Class A Common Stock.

[3]	Shares beneficially owned as a settler of a revocable family trust.

[4]	Included in this total are 3,973 shares that have been deferred and 13,722 shares that are beneficially owned as a settler of a revocable family trust.

[5]	Included in this total are 59,294 shares beneficially owned as a settler of a revocable family trust and 919 shares beneficially owned because they are held by his spouse.

[6]	Included in this total are 7,376 shares beneficially owned as a settler of a revocable family trust, 2,239 shares beneficially owned because they are held by his spouse and 23,680 shares held directly by Mark D. Smith.

Compliance with Section 16(a) of the

Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) Forms 3, 4 and 5 which they file.

Based solely on our review of the copies of such forms we received and written representations from certain reporting persons during fiscal year 2012, we believe that all filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

We believe that effective executive compensation programs are critical to our long-term success. We have developed compensation programs with the following objectives:

•	attracting and retaining world-class executives through a total compensation opportunity that is competitive within the various markets in which we compete for talent.

•

encouraging a pay-for-performance mentality by directly relating variable compensation elements to the achievement of financial and strategic objectives without encouraging undue risk taking. Incentive plans are designed to recognize and reward accomplishing individual goals, as well as our long-term objectives.

•	promoting a direct relationship between executive compensation and our stockholder interests.

Our long-term incentive opportunities link a significant portion of executive compensation to our performance through restricted stock unit and stock option awards. Executive officers also are expected to comply with established stock ownership guidelines which require acquisition and retention of specific levels of our Common Stock. Our view is that this stock ownership encourages executive performance but discourages executives from taking undue risk.

We believe executive total compensation opportunity should increase commensurate with responsibility and capacity to influence our results. Additionally, as responsibility and accountability increase, so should the portion of compensation which is at risk. Therefore, not only do base salaries increase with position and responsibility, but short-term and long-term incentive opportunities as a percentage of total compensation increase as well.

Our executive compensation package is designed to strike a balance between short-term cash compensation in the form of fixed salaries and variable annual incentive plans and long-term compensation in the form of cash-based performance units and equity awards with three-year vesting periods. For the Chief Executive Officer, approximately 20% of 2012 total target compensation was comprised of base salary, with the remaining 80% being variable compensation dependent on our company performance. The variable compensation was divided so that approximately 20% of total target compensation was attributable to annual incentive bonus and approximately 60% was long-term incentive compensation. The Committee approved a long-term incentive plan for 2012 which targeted 66% of the Chief Executive Officer’s long-term incentives, or approximately 40% of total compensation, as equity-based awards.

For the Chief Operating Officer, approximately 25% of 2012 total target compensation was comprised of base salary, with the remaining 75% being variable compensation tied to company performance. The variable components were divided so that approximately 20% of his total target compensation was attributable to annual incentive bonus and approximately 55% was long term incentive compensation. Under the long term incentive plan approved by the Committee, approximately 66% of the long term incentives, or approximately 36% of his total compensation, were equity based.

For the other named executive officers, approximately 30-40% of total target compensation was comprised of base salary, with the remaining 60-70% being based on our company performance. Approximately 20-25% of total target compensation represents annual incentive bonus with roughly 40-45% attributable to long-term incentive compensation. The Committee targeted 66% of the long-term incentives, or approximately 25-30% of total target compensation, as equity-based awards for those other named executive officers.

We believe this combination results in a competitive compensation package that provides an incentive for our executives to lead with a focus on short-term results, while positioning us for long-term sustained performance. With approximately 25-40% of their total compensation tied to equity awards, we believe the decisions of named executive officers are aligned with the best interests of our stockholders. We believe this combination of base pay, short- and long-term incentives supports our objectives of pay-for-performance, while mitigating the potential for undue risk taking because it ties a significant portion of the executive officer’s compensation to sustained, long-term performance.

We believe our compensation philosophy is appropriate and aligned with stockholders, as demonstrated by our stock performance. The following represents our company’s total stockholder return from 2008 to 2012. Despite a sluggish economic climate, we reported solid earnings per share from continuing operations of $3.49 for 2012. We maintained our focus on growing stockholder value and, as shown in the table below, our total stockholder return for 2008 to 2012 exceeded both the S&P 600 and that of the Russell 1000.

Comparison of Five-Year Cumulative Total Return

From December 31, 2007 to December 31, 2012

Assumes $100 Invested with Reinvestment of Dividends

Outside Consultants

Just as we compete for market share in highly competitive global markets, we compete for talent in equally competitive labor environments. In order to attract and retain critical leadership in these competitive environments, we strive to provide a comprehensive and competitive total compensation package. We utilize the resources of an independent compensation consultant to aid in establishing our programs and to monitor how they compare with the marketplace. Specifically, the Personnel and Compensation Committee (“PCC”) has retained Towers Watson, a leading global executive compensation consulting group, to advise the PCC on market trends relative to executive compensation, provide market data as requested and share input and views on issues being discussed by the PCC.

The PCC has sole authority to approve the independent compensation consultants’ fees and terms of engagement on executive compensation matters. The PCC annually reviews its relationship with Towers Watson to ensure executive compensation consulting independence. The PCC reviewed the independence of Towers Watson and the individual representatives of Towers Watson who served as the PCC’s advisors, considering the following specific factors: (i) other services provided to us by Towers Watson; (ii) fees paid by us to Towers Watson as a percentage of Towers Watson’s total revenue; (iii) policies and procedures maintained by Towers Watson that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Towers Watson who advised the PCC and any member of the PCC; (v) any company common shares owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Towers Watson or the individual representatives.

We paid Towers Watson $77,202 of fees in 2012 for consulting services provided to the PCC regarding executive compensation matters. Management subscribes to various Towers Watson compensation databases and CompSource database analytical tools to benchmark non-executive positions. Additionally, management utilizes Towers Watson in various consulting capacities related to employee benefits programs. The following table sets forth the fees we paid to Towers Watson in 2012 for services other than those provided to the PCC.

Service	Fees
Management Compensation Surveys	$26,626
Benefits Consulting Services	$121,922 paid through credits against commissions earned as broker for life and disability group insurance plans. 2012 year-end credit balance: $246,584
Director Compensation Assessment and Consulting	$14,221

We have been advised that the Towers Watson advisors to the PCC are not involved in these other services and do not serve as account managers for Towers Watson in its capacity as advisors to the company overall. The PCC does not approve the services provided by Towers Watson outside the executive compensation advisory role to the PCC but is aware these services are provided.

The PCC concluded, based on the evaluation described above, that these non-executive compensation services performed by Towers Watson did not raise a conflict of interest or impair Towers Watson’s ability to provide independent advice to the PCC regarding executive compensation matters. The PCC’s conclusion was based on a representation letter provided by Towers Watson, the limited scope of the other services provided to us by Towers Watson, the small percentage of Towers Watson’s revenues represented by the fees paid by us, the separation within Towers Watson between its compensation consulting business and its other businesses, the absence of any conflicting relationships between the individual representatives of Towers Watson who provided advice to the PCC or Towers Watson, on the one hand, and members of the PCC or our executive officers, on the other, and review of director and executive officer responses to our annual Director and Officer Questionnaire.

Benchmarking

We endeavor to benchmark our executive compensation against similarly situated executives in comparably sized organizations. We believe we compete for executive resources with other non-financial institutions across multiple industrial segments. With that in mind, our consultants utilize broad-based, general industry salary surveys and regress their data to organizations with $2.5 billion in revenues. We believe market median is an appropriate target for our total compensation program. We attempt to design both short- and long-term incentives to produce rewards in excess of median market levels when company performance is better than target. The PCC authorized Towers Watson to perform a detailed analysis of our executive compensation levels in 2012, as we did in 2010 and 2011 because of market volatility.

As described below, the PCC asked Towers Watson to provide input on overall compensation and components of compensation for 13 executive positions, including each of the named executive officers, at the 50th percentile of market survey data. In addition to providing information regarding executive pay, Towers Watson provides information relating to director compensation and market trends.

We utilize Towers Watson because we believe its survey resources ensure consistent and statistically valid data that is representative of the market in which we compete for executive talent. Its database includes a broad array of approximately 800 companies. After eliminating financial services, health care and energy services, it used approximately 400 companies in the database when benchmarking our positions. We did not rely on a specific sub-group of peer companies within that database. In working with Towers Watson, we played no role in selecting the individual companies for which the data was obtained.

To benchmark our company’s executive positions for 2012 compensation, Towers Watson performed a regression analysis to reflect base pay levels of an organization with $2.5 billion in revenue. Its findings were reported to the PCC in October 2011. Target bonus and long-term incentives, which are gathered as a percentage of competitive base salary, were determined from all companies in Towers Watson’s general industry database with revenues between $1 billion and $3 billion. Its comparison focused on overall compensation, as well as base salary, annual incentive bonus, equity awards and each of the other compensation elements discussed below. We believe its methodology provides appropriate comparisons by utilizing industrial companies of comparable size and referencing databases with comparable executive officer positions.

For 2012, the PCC targeted our overall compensation and benefits programs and each element of compensation at the median level of the surveyed companies. Since a number of variables can influence the relationship of an individual executive’s pay components to the survey median data, the PCC considers a range of 90% to 110% of median to be appropriate when reviewing total compensation. Although the PCC attempts to have each component of compensation in this target range, the PCC puts greater emphasis on achieving the target at the total compensation level. Variables considered include, but are not limited to, education, position tenure, previous experience, level of performance, additional responsibilities, and, as appropriate, recruitment considerations.

For 2013, we continue to compare ourselves to the market median of other companies with revenues of $2.5 billion. Given our growth plans, our desire to maintain stability in our executive compensation programs and the modest differences in pay for companies with sales in the $2.0 billion to $2.5 billion range, the PCC chose to maintain the current comparisons when setting 2013 compensation.

During 2012, the PCC also retained Towers Watson to perform a study of compensation at similar companies transitioning their chief executive officer to executive chairman status and, in turn, promoting another officer to chief executive officer. The PCC considered this study when setting the 2013 compensation of Messrs. Jones and Rajendra in the positions of executive chairman and chief executive officer, respectively.

In addition, the PCC asked Towers Watson to study executive share ownership guidelines, and the methodology for establishing and monitoring ownership guidelines at companies generally. The PCC considered the study results in deciding to continue our current share ownership guidelines, as adjusted to reflect Mr. Rajendra’s promotion to the position of chief executive officer in 2013.

Consideration of Stockholder Vote on Executive Compensation

At our 2012 annual meeting, our stockholders approved the compensation of our named executive officers by approximately 86% of the votes cast. The PCC took this into account and made few changes to our executive compensation program during 2012. The PCC also considered this vote when setting 2013 executive compensation levels and, as discussed below, made very few changes to the 2013 program, aside from compensation adjustments for Mr. Jones and Mr. Rajendra commensurate with their new positions as Executive Chairman and Chief Executive Officer, respectively.

Role of Executives in Compensation Decisions

The PCC annually reviews Chief Executive Officer performance and makes recommendations regarding Chief Executive Officer compensation for consideration by the full Board. The Chief Executive Officer is not present during these discussions and plays no role in determining his own compensation. Going forward, the PCC will review and make recommendations to the Board on the compensation of the Executive Chairman and Chief

Executive Officer; neither will participate in these discussions. As it deems appropriate, the PCC utilizes the Towers Watson compensation data and directs the Senior Vice President—Human Resources and Public Affairs to prepare computations for its consideration. With respect to other executives, the Chief Executive Officer annually reviews performance and makes compensation recommendations to the PCC. The Chief Executive Officer will review compensation data provided by Towers Watson, consult with the Senior Vice President—Human Resources and Public Affairs, and consider the individual factors listed above before making his recommendations. The PCC can exercise its discretion to modify any recommended compensation to such executives.

Compensation Elements

The PCC takes a balanced approach to executive compensation. Our executive compensation package is comprised of several key components which are designed to work together to provide executives with a total compensation package that is competitive with industry norms. For 2012, total compensation included:

•	Annual Base Salary

•	Incentives

•	Short-Term – annual incentive bonus

•	Long-Term – restricted stock, stock options and performance units

•	Benefits

•	Executive life insurance

•	Pension, 401(k) savings plan and post-retirement life insurance

•	Perquisite allowance

Base Salary

Base salary provides the executive with a consistent market competitive stream of income on a semi-monthly basis. Absent unusual circumstances, we review base salary levels annually, with adjustments effective January 1. The Chief Executive Officer considers each senior executive individually for base salary actions and recommends appropriate adjustments. The PCC annually evaluates the appropriate base salary for the Chief Executive Officer, and reviews and approves his recommendations for the other named executive officers. When considering base salary increases, consideration is given to industry experience, individual performance, level of contribution, pay levels relative to market pay practices, as well as our overall financial condition. While the Chief Executive Officer recommends compensation adjustments for the other named executive officers, his recommendations must be approved and authorized by the PCC. The Chief Executive Officer and the PCC rely upon competitive survey data from Towers Watson and their own diverse experiences with executive compensation when making compensation decisions.

In reviewing and approving individual base salary adjustments for the named executive officers for 2012, the PCC relied upon salary data for comparable positions from the 2011 Towers Watson Executive Compensation Database, which was aged 2.5% to reflect anticipated market movement from the 2011 survey through year end 2012. Based upon its understanding of the market and other considerations, the PCC approved an increase of $30,000 or approximately 3% in base salary for Mr. Jones in 2012, and effective as of January 1, 2012, authorized increases of 3.0% for Messrs. Rajendra, Stern, and Petrarca, and 10% for Mr. Kita.

In reviewing 2013 base salaries at its December 2012 meeting, the PCC approved increases of approximately 3.1% for the named executive officers other than Messrs. Jones and Rajendra whose roles were slated to change effective January 1, 2013. In the case of Mr. Jones, whose duties are shifting to those of Executive Chairman, his base salary was reduced from $1,030,000 to $850,000, or an approximately 15% decrease. The base pay of Mr. Rajendra, who is assuming the position of Chief Executive Officer, increased from $576,800 to $850,000, or an approximately 47% increase. Based upon input from Towers Watson, we believe that the base salaries for our named executive officers are in the aggregate approximately 106% of market median, which is within our desired target range of 90% to 110%. Further, we anticipate market increase for base salaries to average 3% in 2013.

Name	2012 Base Salary	2012 Base Salary % to Market Median	January 1, 2013 Base Salary	2013 Base Salary % to Market Median
Paul W. Jones	$1,030,000	110%	$850,000	136%

John J. Kita	467,500	97%	482,500	99%

Ajita G. Rajendra	576,800	102%	850,000	91%

James F. Stern	436,300	113%	449,400	112%

Mark A. Petrarca	376,500	105%	387,800	106%

Executive Incentive Compensation

We include both annual and long-term incentives in our executive compensation package. The goal of our incentive plans is to focus executives on both short-term financial and strategic objectives, while ensuring their commitment to our long-term growth and stability. Our incentive plans tie financial awards to our financial and strategic success and the interests of our stockholders, and provide pay in addition to annual base salary when warranted by corporate financial performance.

Annual Incentive Compensation and Discretionary Bonuses

Each year, the PCC reviews and approves our financial objectives for both the company and its business units. The executive annual incentive bonus is tied to achieving those objectives. The better we perform relative to these objectives, the higher the incentive bonus payment.

The annual target incentive bonus typically is calculated as a percent of annual base pay as of January 1 of the performance year. The target percent for incentive compensation, like base salary, is determined through periodic benchmarking and review of the median level survey data provided by Towers Watson. Annual incentive compensation represents an “at risk” component of the executive compensation package. Actual incentive bonus amounts are dependent upon performance against specific measurements and through 2012, may vary from 0% to 200% of targeted amounts.

As a general principle, the portion of an executive’s compensation tied to incentive compensation increases with the executive’s level of responsibility. Thus, the Chief Executive Officer’s annual incentive opportunity is greater than that of the other named executive officers. We targeted an annual incentive opportunity for the Chief Executive Officer at 100% of base pay in 2012 based upon Towers Watson survey data for comparably situated executives. As a result of his promotion to Chief Operating Officer, Mr. Rajendra’s annual incentive target was increased to 75% for 2012. The relationship of our incentive targets to market median comparisons is illustrated in the following table. No other changes were made to executive annual incentive targets during 2012.

Name	2012 Target % of Base Salary	Target Incentive % to Market Median
Paul W. Jones	100	100
John J. Kita	67	102
Ajita G. Rajendra	75	105
James F. Stern	67	109
Mark A. Petrarca	57	102

The 2012 annual incentive plan for all corporate executives was based on achieving a target financial measure of 11.36% Return on Equity, which the PCC established at its February, 2012 meeting based upon historical performance, its assessment of the 2012 business plan, the competitive environments and overall performance objectives. Return on Equity is calculated by dividing net income by stockholder equity, adjusted to exclude certain extraordinary and nonrecurring items, as provided for in the 2012 annual incentive plan. We use Return on Equity as the basis for determining annual incentive compensation for corporate executives because we believe it represents a sound measure of our performance that is easily recognized and readily used by investors and that links executive performance to stockholder interests.

Despite difficult economic conditions, including a lackluster new housing market in North America during 2012, we reported solid earnings and achieved 121.9% of the corporate Return on Equity incentive bonus target. Accordingly, the named executive officers were awarded incentive compensation bonuses set forth in the table below. In addition, the PCC may award discretionary bonuses it deems appropriate. During 2012, the PCC approved no discretionary bonuses.

2012 Annual Incentive Awards

Name	2012 Annual Incentive Award
Paul W. Jones	$1,256,000
John J. Kita	382,000
Ajita G. Rajendra	528,000
James F. Stern	357,000
Mark A. Petrarca	262,000

For 2013, the target annual incentive for Mr. Rajendra will increase to 100% of base pay, to reflect his promotion to the position of Chief Executive Officer. No other changes are anticipated for annual incentive targets to the other named executives.

Long-Term Incentive Compensation

Long-term incentive compensation consists of stock options, restricted stock units and performance units, all of which are focused on ensuring sustained performance over a multi-year period. We believe strongly that equity-based long-term incentives effectively link the interests of senior management to the interests of our stockholders. The allocation of total value between each of the long-term incentive components may vary from year-to-year based on our focus, as determined by the PCC. The long-term incentive portion of an executive’s compensation is “at risk” and is dependent upon corporate performance and growth in stock value.

The stated purpose of the Combined Incentive Compensation Plan, which is the vehicle for awarding long-term incentives, is to provide compensation as an incentive to induce key employees to remain in our employ and to encourage them to secure or increase their stock ownership in our company or to otherwise align their interests with our stockholders. The Combined Incentive Compensation Plan motivates behavior through growth-related incentives to achieve long-range revenue and profitability goals.

The total target value of all long-term incentive components is compared to comparable positions in the marketplace. Again, the PCC utilizes Towers Watson to assist in benchmarking against the median level of surveyed companies to determine market competitive long-term incentive targets for executive positions.

Our 2012 long-term incentives (other than for Mr. Rajendra) were set at market median at the time of the February 2012 grant using data available to us in 2011, which was then aged to reflect an anticipated market increase. When 2012 awards were compared to market median in October 2012, the market median had increased more than anticipated at the time of the awards, resulting in some awards trailing the market median.

Based upon the analyses provided by Towers Watson in October 2012, long-term incentive grants to our named executive officers were valued in the aggregate at 105% of market median. As noted in our Compensation Discussion and Analysis last year, Mr. Rajendra’s overall long-term incentive target was well below the market median, due to his September, 2011 promotion to the position of Chief Operating Officer. No long-term incentive target adjustment was made in 2011 and, as we noted, the PCC decided it would take this into account when setting his 2012 grant. Consequently, to account for his below market 2011 long-term incentive target, Mr. Rajendra’s 2012 long-term incentive target was set higher at 130% of market median. Excluding his award, the aggregate value of long-term incentive targets for the other four named executive officers in 2012 is approximately 99% of market median.

The following table shows long-term incentive grants to named executive officers in 2012:

Name	2012 Long-Term Incentives Target Value	% to October 2012 Market Median
Paul W. Jones	$3,000,000	109%
John J. Kita	650,000	95%
Ajita G. Rajendra	1,200,000	130%
James F. Stern	450,000	98%
Mark A. Petrarca	350,000	93%

Emphasis on Performance-Based Awards

Our consistent approach since 2008 is to structure our awards so that restricted stock units represent 33% of our long-term incentive awards, stock options 33%, and performance units 34%. All of these long-term awards are performance based.

Restricted stock units entitle the executive to receive a share of Common Stock for each unit when the restricted stock unit vests. Restricted stock units are time-based, but have a minimum performance threshold based on Average Annual Return on Equity that must be achieved in order to vest. The Average Return on Equity is calculated by dividing net income by stockholder equity, adjusted to exclude certain extraordinary and non-recurring items, averaged over the three year vesting period. We use Average Return on Equity because we believe it represents a sound measure of our performance that is easily recognized and readily used by investors and that links executive performance to stockholder interest over the three year performance period of the award. The value to the executive of restricted stock units is dependent upon the value of our Common Stock at the time of vesting. Restricted stock units are used to provide a combination of retention value and incremental performance incentives. For 2012, the minimum Average Annual Return on Equity for restrictive stock unit payouts was 5%.

Stock options granted through the Combined Incentive Compensation Plan are valued at fair market value on the day of the grant, which is calculated by averaging the high and the low trading prices of our Common Stock on the NYSE on the day of the grant. The value of options to an executive is entirely dependent upon the growth of our stock price over the option price. Under the terms of the Combined Incentive Compensation Plan, options may not be repriced once granted. Stock options are used to incent higher stock prices and incremental stockholder value creation, as no value is realized unless the stock price increases above the grant price.

The PCC elected to continue to use Return on Invested Capital as a percent of the Cost of Capital as the performance measure for performance units in 2012. We believe Return on Invested Capital represents a sound measure of how effectively executives manage capital. The goal is to achieve Return on Invested Capital as a percent of the Cost of Capital at or above 100%. Performing at this level means we are maintaining or creating additional stockholder value. We calculate Return on Invested Capital by taking net operating profit after taxes and dividing it by total capital. As with annual incentive compensation objectives, the PCC sets targets at levels that are difficult to achieve, but with the expectation they are attainable.

Performance units are valued at the time of grant at $100. Their value to the executive is dependent upon Return on Invested Capital performance as a percent of the Cost of Capital over a three-year vesting period. For

2011, their value may be anywhere from 0% to 150% of target value based upon performance. In establishing the target, the PCC expressed its desire for our company to earn more than the Cost of Capital during the measurement period. Thus, to obtain 100% of the granted value, our average Return on Invested Capital during the three-year performance period (2011-2013) divided by the baseline Cost of Capital effective December 31, 2010, must equal 105%. That target is expressed as the following equation:

Return on Invested Capital as % of Cost of Capital	=	Average Return on Invested Capital over three-year performance period	X 105
Baseline Cost of Capital

The minimum performance level below which no payment is earned was established at 85% of the average Return on Invested Capital as a percent of the Cost of Capital. At the 85% threshold performance level, executives would earn 85% of the award value. Target value is achieved at 105% of Return on Invested Capital as a percent of the Cost of Capital. The performance level at which the maximum payment will be earned was set at 150% of target. If Return on Invested Capital as a percent of Cost of Capital during the performance period exceeds target by 50%, executives will earn 150% of the award value. This formula raised the performance threshold necessary to achieve a maximum award payout for the second consecutive year. Previously, executives earned the maximum payout if the Return on Invested Capital as a percent of the Cost of Capital during the performance period exceeded target by 25%.

In a continuing effort to ensure the program pays out above target only for exceptional performance, the PCC asked management to develop a new approach to setting minimum, target and maximum payout levels for Performance Units. After considering a variety of alternatives at its December 2011 meeting, the PCC decided to modify the approach to establishing the performance/payout relationship for the 2012–2014 Performance Units. Under the new approach, we must earn 100% Return on Invested Capital as a percent of the Cost of Capital during the measurement period in order for executives to achieve a minimum payout under the plan. At 100% performance, executives will earn 50% of their target value. Target value payouts will be earned at 135% performance over the course of the measurement period and a maximum payout of 200% of target will be earned should we return 269% Return on Invested Capital as a percent of the Cost of Capital between January 1, 2012, and December 31, 2014. This new methodology significantly raises the bar for payouts at all levels under the plan.

ROIC Achieved as a % of Cost of Capital	2011 Plan Payout	2012 Present Plan Payout
85%	85% - Minimum
100%		50% - Minimum
105%	100% - Target
135%		100% - Target
150%	150% Maximum
269%		200% - Maximum

Through December 2012, which includes one year of the three-year performance period, the performance units granted in February 2012 had an estimated value of approximately 150% of their target value. Through December 2012, which includes two years of the three-year performance period, the performance units granted in February 2011 had an estimated value of approximately 150% of their target value.

At target, the combined value of the three components of executive long-term incentives (stock options, restricted stock units and performance awards) should represent market median long-term incentive awards consistent with the Towers Watson survey. Based upon the PCC’s October 2012 analysis, target long-term incentives for our named executive officers compared to market median as reflected on the table on page 25.

Effective with his 2013 Grant, the PCC determined that in his new role of Executive Chairman, Mr. Jones’ long-term incentive would consist of 50% restricted stock units and 50% stock options. He was not granted performance units in 2013.

The PCC made no 2013 changes with respect to long-term incentives for the other named executive officers.

Timing of Awards

Long-term incentive grants are awarded annually in February, shortly after earnings are released for the prior year. The PCC and Board reserve the right to grant equity to new hires at the time of their hire in order to align them as quickly as possible to stockholder interests and to make equity adjustments at its discretion if circumstances warrant.

Payout of 2010-2012 Performance Awards

Performance units awarded in February 2010 for the period 2010-2012 were paid in February 2013. These awards were based upon the Return on Invested Capital as a percent of the Cost of Capital for the three-year period (2010-2012). The units originally were valued at $100 per share. Based upon our performance during the measurement period, our ROIC exceeded the Cost of Capital by over 55%, which resulted in the units being paid out at $150 per share.

Share Ownership Guidelines

We have developed share ownership guidelines requiring minimum levels of Common Stock accumulation and ownership, depending on the executive’s position. Current ownership guidelines applicable to current named executive officers are as follows:

Executive	Guideline
(Multiple of base salary)
Paul W. Jones	5X
John J. Kita	3X
Ajita G. Rajendra	5X
James F. Stern	3X
Mark A. Petrarca	3X

Mr. Rajendra’s share ownership guideline increased to five times his base salary effective January 1, 2013, as reflected above, when he assumed the position of Chief Executive Officer.

These ownership guidelines are targeted to be competitive with comparable positions in the marketplace. They also are intended to align executive interests with those of our stockholders. The PCC periodically monitors ownership guidelines to ensure they are consistent with the market, and makes adjustments as appropriate. Executives are expected to achieve these ownership guidelines within a reasonable period of time after becoming an executive at our company. Once achieved, the level of ownership must be maintained. Including granted but unvested restricted stock units, all current named executive officers are in compliance.

Consideration of Risk in Executive Compensation Plans

We believe our total compensation package mitigates unreasonable risk-taking by our senior executives. In this regard, we strike a balance between short-term and long-term cash and equity awards. A significant portion of our executives’ pay is linked to the achievement of financial goals directly aligned to stockholder interests: Return on Equity and Return on Invested Capital as a percent of the Cost of Capital. The competitive annual incentive plan rewards executives for achieving short-term performance targets, which keeps them focused on day-to-day business fundamentals. On the other hand, our long-term cash and equity awards incent executives to take a long-term view of our company and to assume reasonable risks to develop new products, explore new markets and expand existing business.

Further, our executives are stockholders with established share ownership guidelines requiring them to acquire and hold A. O. Smith stock. Their stock grants vest over three-year periods so they are incented to build stockholder value over time. Their cash performance units also are subject to vesting over a three-year period and their payout is tied to Return on Invested Capital over the same period of time.

Our performance based pay components are tied to company-wide results. We have implemented caps on our annual cash incentive plan and our long-term performance units. Our equity programs limit and define the number of shares, but the value of the award is determined by the stock market at the time they vest or are exercised, which we believe provides a strong connection with stockholder interests.

In 2012, the PCC reviewed the company’s annual and long-term incentive plans at the PCC’s July 2012 meeting. As a result of its review the PCC concluded:

1.	All risks identified in a 2011 risk assessment process conducted by Towers Watson were discussed and/or addressed to the satisfaction of the PCC; and

2.	No plan changes were implemented in 2012 that would affect the existing risk profile of any of the plans.

In addition, we have implemented an executive compensation reimbursement policy, requiring the executives to reimburse incentive compensation erroneously awarded in certain circumstances in the event of a material restatement, commonly called a “clawback.” We believe this policy, discussed in greater depth in the Section of the Compensation Discussion and Analysis entitled, “Executive Compensation Reimbursement Policy,” mitigates the risk of a financial restatement by ensuring that our executive officers continuously monitor and maintain the accuracy of our reported financial results.

Executive Life Insurance

The A. O. Smith Executive Life Insurance Plan is a program intended to provide income security for a named beneficiary in the event of death. The plan generally provides a market-competitive life insurance benefit equal to three times the executive’s annual base salary during employment and one times the annual base salary after retirement.

Executive Pension

We maintain a qualified defined benefit plan, the A. O. Smith Retirement Plan, for all eligible employees. In addition, we provide a supplemental executive pension program intended to provide income continuation for an executive at the time of retirement. The plans are consistent with our philosophy of providing competitive retirement benefits for all employees in order to attract and retain critical talent, as well as ensure a secure retirement for employees who contributed to our success over a sustained period of time. A detailed discussion of terms of the plans follows the “Pension Benefits” Table.

Effective January 1, 2010, we implemented a five-year sunset provision for our qualified defined benefit plan. As a result, participants will stop accruing benefits in the plan effective December 31, 2014. At its July 2010 meeting, the PCC decided to continue the existing supplemental executive retirement plan for all executives currently participating in the plan. Executives hired or promoted into a qualifying executive position after July 2010 do not participate in the existing supplemental executive retirement plan but will be eligible to participate in a defined contribution restoration plan that will provide a 3% contribution per year of pay (base plus bonus) based on pay above the Internal Revenue Service pay limit.

Defined Contribution Retirement Savings Plan

We have a 401(k) plan for all U.S. salaried employees, including the named executive officers. It provides a 100% match on the first 1% of employee savings and a 50% match on the next 5% of employee savings. We provide a company contribution under the A. O. Smith Nonqualified Deferred Compensation Plan to executives who contributed the maximum eligible tax-deferred employee contributions allowed by law to the 401(k) Plan. The amount of the company contribution to the executive under the Nonqualified Deferred Compensation Plan was the difference between the match the executive would have received without the restrictions placed on contributions to the 401(k) plan by the Internal Revenue Code and the actual match received under the 401(k) plan.

A discussion of the A. O. Smith Nonqualified Deferred Compensation Plan, under which executives may elect to defer all or part of their salary, annual incentive bonus or restricted stock units, follows the “Nonqualified Deferred Compensation” Table.

Executive Perquisites

We provide a perquisite allowance to our senior executives, paid semi-monthly. The PCC feels these perquisite allowances reflect current market practices and are an important element of the total compensation package which serves to attract and retain critical executive talent. Perquisite allowances for the named executive officers are:

Executive	Annual Allowance
Paul W. Jones	$60,000
John J. Kita	40,000
Ajita G. Rajendra	60,000
James F. Stern	40,000
Mark A. Petrarca	35,000

The perquisite allowance for Mr. Rajendra was increased from $40,000 to $60,000 to reflect his position as Chief Executive Officer, effective January 1, 2013.

In addition to the perquisite allowance, executives may receive executive physicals, reimbursement for spousal travel to Board or executive meetings for business purposes, including, on an infrequent basis, spousal travel on the corporate aircraft for such meetings, occasional tickets to sporting events and other items of incidental value.

Executive Agreements

The named executive officers participate in the A. O. Smith Senior Leadership Severance Plan, which protects executives financially in the event of employment termination in circumstances identified in the plan, including a change in control of our company. These protections help to ensure that executives will remain focused on managing our company in the event of a pending change in control or other circumstances. Furthermore, this plan provides a more attractive compensation package when recruiting key talent. Lastly, instead of negotiating individual separation arrangements upon a termination, the PCC can ensure consistent and equitable treatment for all executives.

The plan provides each executive with a cash severance (represented as a multiple of their annual cash compensation), medical benefit continuation and outplacement services. Additionally, vesting of long-term incentive awards is accelerated in certain cases. To be covered by the plan, an executive must sign a non-compete, non-solicitation, assignment of inventions and confidentiality agreement. To receive these benefits, an executive must sign a release from future claims against our company. The plan also provides for enhanced cash severance benefits upon a change in control, as discussed below.

Additionally, as an inducement to hire, Mr. Rajendra requested and was provided with a pension supplement which is described in more detail in the compensation tables and narrative section of this disclosure. This pension supplement was intended to replace benefits he forfeited in order to join us.

Tax Considerations

The PCC considers its primary goal to design compensation strategies that further the economic interests of our company and stockholders. The PCC intends to deliver executive compensation programs in a manner that is tax-

effective (for Section 162(m) and other purposes) for our company and employees to the extent practicable. In certain cases, the PCC may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The PCC therefore retains the ability to pay appropriate compensation even if it may result in the non-deductibility of certain compensation.

Executive Compensation Reimbursement Policy

We frequently review our executive compensation philosophy and objectives to help ensure that we comply with high standards of good governance while serving the interests of our stockholders. We adjust and revise our executive compensation programs when appropriate to achieve these goals. As an example, beginning in year 2011, the PCC implemented a requirement that executive officers who receive payments of performance-based awards (annual or long-term incentive awards, stock-based awards, and any other form of cash or equity compensation other than salary) must, upon request of the PCC, reimburse us for those payments where, (1) the payments were based on the achievement of certain financial results during a specified performance period; (2) the financial results were subsequently subject to a material restatement; and (3) the restatement resulted from material noncompliance with financial reporting requirements under applicable laws. In those circumstances, we may obtain reimbursement of any amount by which the payment of the award to the executive officer exceeds the lower payment that would otherwise have been made to the executive officer based on the restated financial results. We will not seek reimbursement of payments of awards where the payment was made more than three years before the occurrence of the restatement or where the restatement applies to a period where the executive officer was not an executive officer of our company.

The PCC believes that implementing this reimbursement requirement for all awards issued under our various incentive plans, including our Combined Incentive Compensation Plan, is important to help ensure that our executive officers continuously monitor and maintain the accuracy of our reported financial results. Further, the PCC believes that this reimbursement requirement aligns our executive officers’ compensation with our interests in ensuring full compliance with financial reporting requirements to which we are subject as a public company. We believe the reimbursement requirement will further align our executive compensation programs with our core compensation philosophy and objectives by tying payments on performance awards and annual incentive compensation to actual achieved financial results of our company. This will further serve our long-term objective of aligning compensation of our executive officers with the interests of our stockholders.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table reflects information concerning compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and other named executive officers during fiscal years 2012, 2011, and 2010.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
Paul W. Jones Chairman and Chief Executive Officer	2012 2011 2010	$1,030,000 1,000,000 1,000,000	$0 1,000,000 0	$988,355 991,645 829,521	$989,564 990,149 831,533	$2,538,500 2,518,000 2,782,500	$1,162,448 836,611 962,663	$181,550 166,955 163,260	$6,890,417 7,503,360 6,569,477

John J. Kita Executive Vice President and Chief Financial Officer	2012 2011	467,500 387,533	0 200,000	216,059 68,984	214,763 267,833	487,000 396,500	881,420 474,086	65,660 65,983	2,332,402 1,860,919

Ajita G. Rajendra President and Chief Operating Officer	2012 2011 2010	576,800 500,401 454,650	0 100,000 0	395,342 215,575 163,391	396,486 216,182 162,027	775,500 637,000 735,000	668,942 422,554 378,027	86,805 92,530 71,401	2,899,875 2,184,242 1,964,496

James F. Stern Executive Vice President, General Counsel and Secretary	2012 2011 2010	436,300 424,000 409,810	0 300,000 0	147,104 379,413 142,443	148,682 140,271 142,156	574,500 524,500 673,000	213,099 125,234 112,109	68,544 90,730 69,524	1,588,229 1,984,148 1,549,042

Mark A. Petrarca Senior Vice President, Human Resources and Public Affairs	2012 2011 2010	376,500 365,900 355,100	0 100,000 0	114,925 116,411 117,306	115,642 113,867 116,170	442,000 415,500 491,500	348,530 201,393 192,727	56,817 68,689 58,530	1,454,414 1,381,760 1,331,333

[1]	Includes amounts earned in 2012, even if deferred.

[2]	The amounts included in the “Stock Awards” column are the aggregate grant date fair value of stock awards granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. Special Retention Award granted to James Stern on February 7, 2011, shown at target. Maximum award is $330,990.

[3]	The amounts included in the “Option Awards” column are the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

[4]	Reflects the annual incentive bonus for 2012 and performance units for the period 2010 to 2012, respectively for each named executive officer are as follows: Mr. Jones, $1,256,000 and $1,282,500; Mr. Kita, $382,000 and $105,000; Mr. Rajendra, $528,000 and $247,500; Mr. Stern, $357,000 and $217,500; and Mr. Petrarca $262,000 and $180,000.

[5]	Reflects the change in pension value for each named executive officer for 2012.

[6]	Additional information regarding other compensation as provided in the “Components of 2012 All Other Compensation” Table below.

COMPONENTS OF 2012 ALL OTHER COMPENSATION

Name	Company Contributions to Retirement and 401(k) Plans ($)[1]	Dividends on Restricted Stock and Stock Units ($)	Perquisite Allowance ($)[2]	Other ($)[3]	Total ($)
Paul W. Jones	$36,050	$57,760	$60,000	$27,740	$181,550

John J. Kita	16,362	6,112	40,000	3,186	65,660

Ajita G. Rajendra	20,188	14,092	40,000	12,525	86,805

James F. Stern	15,270	6,582	40,000	6,692	68,544

Mark A. Petrarca	13,143	7,376	35,000	1,298	56,817

[1]

Amounts shown are company 401(k) plan matching contribution and contribution to the A. O. Smith Nonqualified Deferred Compensation Plan. For 2012, each officer received an $8,750 company 401(k) plan matching contribution and the following Nonqualified Deferred Compensation Plan contributions: Mr. Jones, $27,300; Mr. Kita, $7,612; Mr. Rajendra, $11,438; Mr. Stern, $6,520; and Mr. Petrarca, $4,393.

[2]	Executive officers receive a single perquisite allowance, as discussed in greater depth in the “Executive Perquisites” section of the Compensation Discussion and Analysis.

[3]	Amounts shown include payments for life insurance premiums for all named executive officers, executive physicals, if taken, relocation expenses incurred by Mr. Rajendra in 2012 and associated tax gross up of $1,092 for Mr. Rajendra in accordance with our relocation policy, and spousal travel to Board or executive meetings for business purposes, including one instance of spousal travel on corporate aircraft in connection with business travel.

GRANTS OF PLAN-BASED AWARDS

The table below reflects the plan-based awards made under the Combined Incentive Compensation Plan to each of the named executive officers during 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Under- lying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh) ($)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul W. Jones	2/13/12	[5]	401,700	1,030,000	2,060,000	N/A	N/A	N/A
	2/13/12	[6]	510,000	1,020,000	1,530,000
	2/13/12									59,900	$45.97	989,564
	2/13/12								21,500			988,355

John J. Kita	2/13/12	[5]	126,077	313,225	626,450	N/A	N/A	N/A
	2/13/12	[6]	110,000	220,000	330,000					13,000	45.97	214,763
	2/13/12								4,700			216,059
	2/13/12

Ajita G. Rajendra	2/13/12	[5]	168,714	432,600	865,200	N/A	N/A	N/A
	2/13/12	[6]	205,000	410,000	615,000
	2/13/12									24,000	45.97	396,486
	2/13/12								8,600			395,342

James F. Stern	2/13/12	[5]	117,428	292,321	584,642
	2/13/12	[6]	77,500	155,000	232,500
	2/13/12									9,000	45.97	148,682
	2/13/12								3,200			147,104

Mark A. Petrarca	2/13/12	[5]	86,208	214,605	429,210	N/A	N/A	N/A
	2/13/12	[6]	60,000	120,000	180,000
	2/13/12									7,000	45.97	115,642
	2/13/12								2,500			114,925

[1]

Shows the number of restricted stock units granted to each named executive officer in 2012 under the Combined Incentive Compensation Plan. Restricted stock units vest on February 13, 2015 (three years from grant date), except in the event of dismissal or voluntary resignation prior to vesting, if not retirement eligible. The grant date fair value of these awards was $45.97 per restricted stock unit, based upon the average of the highest and lowest price on the date of grant. Dividends on restricted stock and restricted stock units are credited to the named executive officer’s account in the Executive Supplemental Profit Sharing Plan.

[2]	Shows the number of stock options granted to each named executive officer in 2012 under the Combined Incentive Compensation Plan. Options vest and become exercisable in three equal installments. For options granted in February 2012, they partially vest beginning February 13, 2013, one year after the grant date. Vested options may be exercised within 90 days of voluntary termination.

[3]	The exercise price is the average of the highest and lowest price on the effective date of grant.

[4]	The value of the restricted stock units and stock option awards are the aggregate grant date fair value of restricted stock units and stock options granted during a year calculated in accordance with FASB ASC Topic 718.

[5]	Amounts reflect the threshold, target, and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan for annual incentive bonus for 2012.

[6]	Amounts reflect the threshold, target and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan as performance units for the period 2012 to 2014. Performance units have a value of $100 per unit at time of grant. The actual value of performance units is dependent upon Return on Invested Capital performance over the three-year vesting period, as more fully explained under “Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

No named executive officer at our company has an employment agreement for a specific period of time. Rather, all executives serve at the pleasure of the Board. Each named executive officer participates in the Senior Leadership Severance Plan. See the discussion entitled, “Employment Contracts, Termination of Employment and Change in Control Arrangements” for additional information.

Further, Mr. Rajendra has a pension agreement, which is reviewed in the discussion following the “Pension Benefits” Table. Otherwise, his compensation is consistent with the policies and practices discussed in the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The table below reflects all outstanding equity awards made under the Combined Incentive Compensation Plan to each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Paul W. Jones	54,400 20,000 0	27,200 40,000 59,900	0	$27.930 43.115 45.970	02/08/20 02/07/21 02/13/22	29,700 23,000 21,500	$1,873,179 1,450,610 1,356,005	0	0

John J. Kita	4,300 1,367 4,000 0	2,150 2,733 8,000 13,000	0	27.930 43.115 44.115 45.970	02/08/20 02/07/21 05/01/21 02/13/22	2,400 1,600 4,700	151,368 100,912 296,429	0	0

Ajita G. Rajendra	16,800 31,950 10,600 4,367 0	0 0 5,300 8,733 24,000	0	23.760 19.003 27.930 43.115 45.970	02/11/18 02/09/19 02/08/20 02/07/21 02/13/22	5,850 5,000 8,600	368,960 315,350 542,402	0	0

James F. Stern	18,000 9,300 2,834 0	0 4,650 5,666 9,000	0	26.847 27.930 43.115 45.970	06/01/17 02/08/20 02/07/21 02/13/22	5,100 3,300 3,200	321,657 208,131 201,824	8,250	$520,328

Mark A. Petrarca	7,600 2,300 0	3,800 4,600 7,000	0	27.930 43.115 45.970	02/08/20 02/07/21 02/13/22	4,200 2,700 2,500	264,894 170,289 157,675	0	0

[1]

All references to shares mean shares of the company’s Common Stock. Mr. Jones will have the right to exercise an option for 27,200 shares at the exercise price of $27.930 on February 8, 2013; 20,000 shares at the exercise price of $43.115 on February 7, 2013; 20,000 shares at the exercise price of $43.115 on February 7, 2014; 19,967 shares at the exercise price of $45.970 on February 13, 2013; 19,966 shares at the exercise price of $45.970 on February 13, 2014; and 19,967 shares at the exercise price of $45.970 on February 13, 2015. Mr. Kita will have the right to exercise an option for 2,150 shares at the exercise price of $27.930 on February 8, 2013; 1,366 shares at the exercise price of $43.115 on February 7, 2013; 1,367 shares at the exercise price of $43.115 on February 7, 2014; 4,000 shares at the exercise price of $44.115 on May 1, 2013; 4,000 shares at the exercise price of $44.115 on May 1, 2014; 4,334 shares at the exercise price of $45.970 on February 13, 2013; 4,333 shares at the exercise price of $45.970 on February 13, 2014; and 4,333 shares at the exercise price of $45.970 on February 13, 2015. Mr. Rajendra will have the right to exercise an option for 5,300 shares at the exercise price of $27.930 on February 8, 2013; 4,366 shares at the exercise price of $44.115 on February 7, 2013; 4,367 shares at the exercise price of $44.115 on February 7, 2014; 8,000 shares at the exercise price of $45.970 on February 13, 2013; 8,000 shares at the exercise price of $45.970 on February 13, 2014; and 8,000 shares at the exercise price of $45.970 on February 13, 2015. Mr. Stern will have the right to exercise an option for 4,650 shares at the exercise price of $27.930 on February 8, 2013; 2,833 shares at the exercise price of $44.115 on February 7, 2013; 2,833 shares at the exercise price of $44.115 on February 7, 2014; 3,000 shares at the exercise price of $45.970 on February 13, 2013; 3,000 shares at the exercise price of $45.970 on February 13, 2014; and 3,000 shares at the exercise price of $45.970 on February 13, 2015. Mr. Petrarca will have the right to exercise an option for 3,800 shares at the exercise price of $27.930 on February 8, 2013; 2,300 shares at the exercise price of $44.115 on February 7, 2013; 2,300 shares at the exercise price of $44.115 on February 7, 2014; 2,334 shares at the exercise price of $45.970 on February 13, 2013; 2,333 shares at the exercise price of $45.970 on February 13, 2014; and 2,333 shares at the exercise price of $45.970 on February 13, 2015.

[2]	Mr. Jones will vest in 29,700 restricted stock units on February 8, 2013; 23,000 restricted stock units on February 7, 2014; and 21,500 restricted stock units on February 13, 2015. Mr. Kita will vest in 2,400 restricted stock units on February 8, 2013; 1,600 restricted stock units on February 7, 2014; and 4,700 restricted stock units on February 13, 2015. Mr. Rajendra will vest in 5,850 restricted stock units on February 8, 2013; 5,000 restricted stock units on February 7, 2014; and 8,600 restricted stock units on February 13, 2015. Mr. Stern will vest in 5,100 restricted stock units on February 8, 2013; 3,300 restricted stock units on February 7, 2014; and 3,200 restricted stock units on February 13, 2015. Mr. Petrarca will vest in 4,200 restricted stock units on February 8, 2012; 2,700 restricted stock units on February 7, 2014; and 2,500 restricted stock units on February 13, 2015. Restricted stock units entitle the executive to receive one share of Common Stock for each unit.

[3]	Market value determined by the NYSE closing market price of $63.07 on December 31, 2012, the last trading day of the fiscal year.

[4]	Mr. Stern received a retention award on February 7, 2011, which awards a maximum of 8,250 performance based restricted stock units that vest on January 1, 2014. The maximum is awarded only if Return on Invested Capital as a percentage of the Cost of Capital for the calendar years of 2011 through 2013 averages 150% or greater than the December 31, 2010 Cost of Capital.

OPTION EXERCISES AND STOCK VESTED

The following table provides information related to options exercised and stock vested for each of the named executive officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Paul W. Jones	383,250	$11,559,064	48,600	$2,273,508

John J. Kita	33,750	1,164,893	3,750	175,425

Ajita G. Rajendra	72,150	2,817,728	9,150	428,037

James F. Stern	44,550	1,622,522	7,950	371,901

Mark A. Petrarca	22,050	708,621	6,300	294,714

[1]	Based on NYSE closing price of the Common Stock on the vesting date.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul W. Jones	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	9.00	397,105 4,679,644	0

John J. Kita	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	24.28	847,658 2,021,407	0

Ajita G. Rajendra	A. O. Smith Retirement Plan Executive Supplemental Pension Plan Special Pension Arrangement	7.92	348,001 1,441,717 1,065,612	0

James F. Stern	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	5.59	143,914 456,061	0

Mark A. Petrarca	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	13.57	340,702 822,132	0

We maintain a qualified defined benefit pension plan, the A. O. Smith Retirement Plan, for all eligible salaried employees. The plan provides a monthly retirement benefit at normal retirement age equal to 1.1% of five-year final average pay, plus 0.5% of five-year final average pay in excess of social security compensation multiplied by credited service up to a 40-year maximum. Average annual pay includes base salary and 50% of annual bonus.

In 2009, we announced that benefit accruals under the A. O. Smith Retirement Plan will stop as of December 31, 2014. In its place, we will provide a non-elective company contribution under the A. O. Smith Retirement Security Plan, which is our 401(k) plan. Benefit accruals will continue to be made under the existing Plan through 2014.

We also maintain the A. O. Smith Corporation Executive Supplemental Pension Plan to provide benefits to an executive whose benefits in the A. O. Smith Retirement Plan are subject to limitations under the Internal Revenue Code and to take into account 100% of an executive’s annual incentive bonus. The Executive Supplemental Pension Plan provides a benefit equivalent to 1.65% of the executive’s five-year final average pay times years of credited service up to a 40-year maximum, less the benefit provided from the A. O. Smith Retirement Plan. All of the named executives participate in the Executive Supplemental Pension Plan. In July, 2010, the PCC decided to continue the existing Executive Supplemental Pension Plan for all executive officers participating at that time, which includes all named executive officers. Its decision, however, reduces the final retirement benefit for affected executives by the amount of the monthly benefit that is lost when the A. O. Smith Retirement Plan stops accruing benefits on December 31, 2014. All executives hired or promoted to a qualifying position after July 2010 will not participate in the existing defined benefit Executive Supplemental Pension Plan. Instead, they will participate in a defined contribution restoration plan that will provide a 3% contribution per year of pay (base salary plus annual bonus) based on compensation above the Internal Revenue Service limit.

The normal retirement age under both plans is 66 for Messrs. Jones and Rajendra; for Messrs. Kita, Stern and Petrarca, the normal retirement age is 67. Each plan provides for early retirement as early as age 57 and 10 years of service but with reductions in the normal retirement benefit. The reductions for benefits provided by the A. O. Smith Retirement Plan are equal to 6.67% per year between the age at retirement and the executive’s normal retirement age less three years (also called the unreduced retirement age). If an executive retires early, the single lump sum amount to be paid from the Executive Supplemental Pension Plan is calculated based upon the unreduced benefit commencing at the unreduced retirement age discounted for interest between the unreduced retirement age and executive’s age at early retirement using the after-tax yield on the Barclays Capital U.S. Corporate Index. Executives terminating before age 57 and 10 years of service with a vested benefit receive a single lump sum amount from the Executive Supplemental Pension Plan calculated in the same manner as for early retirement except the benefit is based upon the unreduced benefit commencing at the executive’s normal retirement age, discounted for interest between the executive’s normal retirement age and the executive’s age at termination.

The “Present Value of Accumulated Benefit” set forth in the table above is based on assumptions and valuation dates that are the same as those used for the valuation of pension liabilities as set forth in Note 12 to our 2012 Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Retirement age under the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan is assumed to be the earliest age that an executive can retire with an unreduced benefit, which is age 65 for Mr. Jones, age 64 for Messrs. Kita, Stern and Mr. Petrarca, and age 63 for Mr. Rajendra. Post-retirement mortality rates are based on the 2013 IRC 430 Mortality Table for Annuitants. The assumption is made that there is no probability of pre-retirement death or termination by any other cause.

The A. O. Smith Retirement Plan pays benefits in the form of a single life retirement annuity. Optional forms of annuity payment are available on an actuarially equivalent basis. The retirement benefit under the Executive Supplemental Pension Plan is paid as a single lump sum to the executive upon retirement. The lump sum amount is calculated by determining the amount necessary (including a tax gross-up for the tax liability attributable to the lump sum payment) to purchase a commercial annuity that will provide an after-tax monthly amount equivalent to the after-tax amount the executive would receive if the monthly pension would be paid directly by us. To calculate the “Present Value of Accumulated Benefits” for the benefit under the Executive Supplemental Pension Plan, assumptions are made regarding the executive’s tax rate at retirement and post retirement tax rate and a lump sum interest rate obtained by surveying various annuity companies.

We do not have a policy to grant extra years of service. One named executive has a special arrangement negotiated upon his employment with us. After completion of 10 years of service, Mr. Rajendra will be eligible for a payment of $7,083 per month paid as a straight life annuity. Mr. Rajendra’s benefit is in addition to the benefits provided by the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan. This agreement was granted in order to compensate Mr. Rajendra for benefits forfeited from his prior employer upon termination.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)[1]	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)
Paul W. Jones	0	$85,060	$89,605	0	$794,982

John J. Kita	0	13,724	5,617	0	336,491

Ajita G. Rajendra	0	18,814	28,455	0	203,221

James F. Stern	0	13,102	1,611	0	106,978

Mark A. Petrarca	0	11,769	14,358	0	121,029

[1]

Includes the following company contributions under the A. O. Smith Nonqualified Deferred Compensation Plan for 2012, which are also reported in the “Summary Compensation Table”: Mr. Jones, $27,300; Mr. Kita, $7,612; Mr. Rajendra, $11,438; Mr. Stern, $6,520; Mr. Petrarca, $4,393.

Each executive has an account in the A. O. Smith Nonqualified Deferred Compensation Plan, which each year is credited with supplemental company contributions and notional dividend equivalents on restricted stock and restricted stock units. The executive’s account is a bookkeeping entry only. Amounts credited to the executive’s account are credited with gains and losses each month based on the executive’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the executive’s account. The current funds available for a crediting election are: American Century VP Mid Cap Value Fund, Templeton Foreign Securities Fund, Vanguard VIF Balanced Fund, Janus Aspen Enterprise Fund, MFS VIT Growth Fund, Vanguard VIF Equity Index Fund, Delaware VIP Small Cap Value Fund, Edge Asset Management Equity Income Fund, Principal Global Investors Money Market Fund, PIMCO VIT Total Return Fund, Principal LifeTime 2010 Fund, Principal LifeTime 2020 Fund, Principal LifeTime 2030 Fund, Principal LifeTime 2040 Fund, Principal LifeTime 2050 Fund, Principal LifeTime Strategic Income Fund, and A. O. Smith Stable Value Fund.

The Nonqualified Deferred Compensation Plan also allows executives to defer payment of all or a part of their base salary, annual incentive bonus or restricted stock units to a future date. Deferred amounts are credited to the executive’s account in the Nonqualified Deferred Compensation Plan, and gains and losses on the deferred amounts are credited in the same manner as described above for supplemental company contributions and notional dividend equivalents, except that deferrals of restricted stock units are deemed invested in shares of our Common Stock for purposes of determining gains and losses, and dividend equivalents on such restricted stock units are credited in the form of additional restricted stock units. For 2012, none of the named executives have elected to defer any of their salary, annual incentive bonuses, or restricted stock units.

Executives are eligible to receive payment of amounts in their accounts under the Nonqualified Deferred Compensation Plan beginning upon termination of employment (six months after termination in the case of the amounts credited to accounts on or after January 1, 2005).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

We have a Senior Leadership Severance Plan (the “Severance Plan”), in which all of the named executive officers participate. The Board implemented the Severance Plan to establish financial protection for our executives upon various employment termination scenarios, including a change in control of our company. We believe the Severance Plan assists in retention of executives and provides a more attractive compensation package when recruiting key talent. Furthermore, instead of negotiating individual separation arrangements upon a termination, the Board can ensure consistent and equitable treatment for all executives through the Severance Plan.

The Severance Plan provides that each named executive officer will receive severance benefits upon a “Qualifying Termination” and provides for vesting of certain equity awards upon a “Change in Control.” Under the Severance Plan:

•	A “Qualifying Termination” is an involuntary termination of employment without “Cause” or a voluntary termination of employment with “Good Reason.”

•

“Cause” means any of the following: conviction or plea of nolo contendere to a felony or crime involving moral turpitude; the executive’s willful and continuing refusal to substantially perform his duties; the executive engages in conduct that constitutes willful gross neglect or willful gross misconduct, or any other material breach of the Confidentiality and Loyalty Agreement by the executive.

•

“Good Reason” means any of the following, without the executive’s consent: our company materially reduces the executive’s base salary; our company requires the executive to be based at a location in excess of 50 miles from his principal job location; material diminution in the executive’s title, authority, duties or responsibilities; the failure of our company or its business unit, as applicable, to obtain the written commitment of a purchaser of substantially all assets of our company or the business unit, to be bound to the terms of the Severance Plan; or any action or inaction by our company that constitutes a material breach of the Severance Plan.

•

A “Change in Control” is deemed to have occurred upon: the acquisition of 50% or more of our company’s or relevant business unit’s capital stock entitled to vote in the election of directors (other than acquisitions by certain members of the Smith family); a majority of the members of the Board of Directors of our company as of August 1, 2009 (or directors elected or nominated by 2/3 of the existing directors) ceasing to be continuing directors at any time; or the consummation of a reorganization, merger, consolidation resulting in a change in ownership with respect to 50% or more of the relevant entity’s voting securities, or a sale or other disposition of more than 40% of our company’s or the relevant business unit’s assets.

In order to be covered by the Severance Plan, named executive officers must sign a noncompete, nonsolicitation, assignment of inventions, and confidentiality agreement. In order to receive severance benefits, the named executive officers must sign a release of all claims against our company and its affiliates.

The Severance Plan has an initial three-year irrevocable term through July 31, 2012, and automatically renews for successive one-year periods thereafter. The Plan will automatically renew for two years upon a Change in Control.

In the event of a Qualifying Termination, Mr. Jones will receive 24 months of continuation of pay, as will Mr. Rajendra following his promotion to Chief Executive Officer effective on January 1, 2013. Messrs. Kita, Stern, and Petrarca will receive continuation of pay for 18 months. The continuation of pay will be equal to the executive’s annual salary and target bonus during the year of termination. Each named executive officer will also receive within 2 1/2 months after the end of the year in which the termination occurred a lump-sum payment of the actual bonus based on performance that would have been payable for the year of termination adjusted on a pro-rata basis based on days employed during the bonus plan year. Each named executive officer will also receive medical benefit continuation and outplacement (capped at 25% of the executive’s annual base salary) through the Severance Period (the period during which the executive receives salary continuation).

Upon a Qualifying Termination without a Change in Control, long-term incentive awards are treated as follows: (i) any unvested or unearned long-term incentive awards that were granted during the calendar year of the termination date will be forfeited; (ii) unvested stock options become vested on a pro-rata basis; (iii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time that were granted in any calendar year before the termination become vested on a pro rata basis; and (iv) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals, will be paid at the end of the actual performance period on a pro-rata basis based on actual performance.

Upon a Qualifying Termination within two years following a Change in Control, the named executive officers will be eligible for an enhanced benefit. The named executive officers, other than Mr. Jones and, effective January 1, 2013, Mr. Rajendra will receive a lump-sum severance payment equal to 15 months of base salary and target bonus, and a lump-sum payment equal to 9 months of base pay and target bonus in consideration for the noncompete provisions. Mr. Jones and, effective January 1, 2013, Mr. Rajendra will receive a lump-sum payment equal to 24 months of base salary and target bonus, and a lump sum payment equal to 12 months of base pay and target bonus in consideration for the noncompete provisions. Each named executive officer will also receive a lump-sum payment of the target bonus that would have been payable for the year of termination adjusted on a pro-rata basis based on days employed during the bonus plan year. The named executive officers also will be eligible to receive continued medical and outplacement benefits during the Severance Period.

Furthermore, upon a Change in Control, long-term incentive awards are treated as follows: (i) unvested stock options become fully vested; (ii) unvested shares of restricted stock and unvested restricted stock units that vest solely on the passage of time become fully vested; and (iii) unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of performance goals are paid out at the target amount, adjusted on a pro rata basis based on the time the executive was employed during the relevant performance period. However, if the Change in Control is the result of a sale of our company’s or a relevant business unit’s assets, then the executive will only receive such treatment with respect to his long-term incentive awards if the executive experiences a Qualifying Termination within 24 months of such Change in Control.

The company will reimburse the named executive officer for excise tax liability resulting from payments received in connection with his or her termination following a Change in Control if the executive’s Parachute Payments (as defined under Internal Revenue Code Section 280G) exceed the officer’s safe harbor (as defined under Internal Revenue Code Section 280G) by more than 10 percent. The company will cap the executive’s total payment if his or her total net benefit is less than 110 percent of the executive’s respective safe harbor amount, which we refer to as “Effect of Modified Gross-up Provision” in the table below.

Set forth below are tables showing payments and benefits to each named executive officer upon a Qualifying Termination or a Change in Control and a Qualifying Termination under the Severance Plan.

We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that a Qualifying Termination or Change in Control and Qualifying Termination occurred at December 31, 2012, and that our Common Stock had a value of $63.07, which was the closing market price for our Common Stock on December 31, 2012. The actual amount of payments and benefits can only be determined at the time of such a Qualifying Termination or Change in Control, and therefore the actual amounts would vary from the estimated amounts in the tables below.

Payments Resulting From A Qualifying Termination

December 31, 2012

Name	Severance	Pro-rata Bonus[1]	Stock Options	Restricted Stock Units	Performance Units[2]	Medical Coverage[3]	Outplacement[4]	Total
Paul W. Jones	$4,120,000	$1,256,000	$1,129,007	$2,655,598	$1,834,600	$19,062	$257,500	$11,271,767

John J. Kita	1,171,088	382,000	503,981	548,709	352,500	20,261	116,875	3,095,414

Ajita G. Rajendra	1,514,100	528,000	227,798	541,176	359,100	689	144,200	3,315,063

James F. Stern	1,066,754	357,000	183,272	642,963	294,000	30,197	109,075	2,683,261

Mark A. Petrarca	886,658	262,000	149,514	354,244	243,300	20,261	94,125	2,010,102

[1]	Upon a Qualifying Termination or retirement, pro-rata bonus is based upon actual performance. The amounts in the table are based on the actual bonus for 2012.

[2]

Upon a Qualifying Termination, payout is based upon actual performance. The amounts in the table assume the 2010-2012 award will payout at 150% of target and awards for other performance periods will pay out at target.

[3]	Calculated based on the employer paid portion of medical and dental insurance for the Severance Period.

[4]	Calculated at the maximum under the Severance Plan, 25% of the named executive officer’s base salary.

Payments Resulting From A Change In Control

And Qualifying Termination Of Employment

December 31, 2012

Name	Severance	Pro-rata Bonus	Stock Options	Restricted Stock Units	Performance Units	Medical Coverage[1]	Outplace- ment[2]	Effect of Modified Gross-up Provision[3]	Excise Tax Gross-up	Total
Paul W. Jones	$6,180,000	$1,030,000	$2,778,098	$3,123,542	$1,878,400	$28,593	$257,500	$0	$0	$15,276,133

John J. Kita	1,561,450	313,225	503,974	548,709	275,000	27,014	116,875	0	0	3,346,247

Ajita G. Rajendra	2,018,800	432,600	770,865	715,024	438,400	918	144,200	0	0	4,520,807

James F. Stern	1,422,338	274,869	430,338	720,764	293,400	40,262	109,075	0	0	3,291,046

Mark A. Petrarca	1,182,210	214,605	345,002	409,641	240,000	27,014	94,125	0	0	2,512,597

[1]	Calculated based on the employer paid portion of medical and dental insurance for the Severance Period.

[2]	Calculated at the maximum under the Severance Plan, 25% of the named executive officer’s base salary.

[3]	Reflects the amount by which payments to an executive will be reduced so that the executive is not required to pay excise tax.

The A. O. Smith Combined Incentive Plan allows executives who retire to continue to vest stock options, restricted stock units and performance awards on their original vesting schedule. Upon an executive’s retirement, outstanding stock options receive an accelerated expiration of the earlier of the original expiration date or 5 years from the date of retirement. A retiring executive is entitled to receive a pro-rata portion of performance units based on the period of his employment during the three-year performance period based on achievement of the performance goals. A retiring executive is also entitled to receive a pro-rata portion of annual incentive compensation, based on his period of employment during the performance period and actual performance achieved.

Please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above and related narrative for additional information on the present value of accumulated benefits for our named executive officers.

In addition, each of our named executive officers is provided life insurance as discussed in the section, “Executive Life Insurance.” The death benefits payable as of December 31, 2012, are: $3,090,000 for Mr. Jones; $1,402,500 for Mr. Kita; $1,730,400 for Mr. Rajendra; $1,308,900 for Mr. Stern; and $1,129,500 for Mr. Petrarca. The death benefits payable after retirement are $1,303,000 for Mr. Jones; $467,500 for Mr. Kita; $576,800 for Mr. Rajendra; $436,300 for Mr. Stern; and $376,500 for Mr. Petrarca.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.

Ronald D. Brown, Chairperson

William P. Greubel, Committee Member

Mathias F. Sandoval, Committee Member

Bruce M. Smith, Committee Member

ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement.

As we describe in detail in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement, we have designed our executive compensation programs to drive our long-term success and increase stockholder value. We utilize our executive compensation programs to provide competitive compensation that will attract and retain our named executive officers, encourage our named executive officers to perform at their highest levels by linking compensation with financial and performance milestones and directly align our executive compensation with stockholders’ interests through the use of equity-based incentive awards.

The PCC has overseen the development and implementation of our executive compensation programs in line with these core compensation principles. The PCC also continuously reviews, evaluates and updates our executive compensation programs to help ensure that we provide competitive compensation that motivates our named executive officers to perform at their highest levels, while increasing long-term value to our stockholders. With these core compensation principles in mind, the PCC took the following compensation actions in 2012 to align our programs with stockholder interests:

•	maintained the structure of our compensation programs and incentive awards generally to provide compensation at targeted levels based on benchmark studies;

•	conducted an annual risk assessment with respect to our executive compensation program; and

•	maintained the maximum cap in our annual incentive compensation plan at 200% of target, which aligns with market practices and rewards management for building extraordinary value for stockholders.

We believe the PCC’s compensation actions, like those described above, demonstrate our continued commitment to align our executive compensation with stockholders’ interests, while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to help ensure the long-term success of our company and generate increased long-term value to our stockholders.

The Board of Directors requests the support of our stockholders for the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and narrative discussion in this Proxy Statement. This advisory vote on the compensation of our named executive officers gives our stockholders another means to make their opinions known on our executive compensation programs. For the reasons we discuss above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis” section and compensation tables and narrative discussion contained in this Proxy Statement.”

This vote on the compensation of our named executive officers is advisory and not binding on us, our Board of Directors or the PCC. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the PCC and the Board of Directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board, to oversee the activities of our internal audit function, to appoint the independent registered public accounting firm, and to report the results of the Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and Ernst & Young LLP (the independent registered public accounting firm) is responsible for auditing and reporting on those financial statements and our internal control structure. The Committee reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended December 31, 2012.

During 2012, the Audit Committee conducted 12 meetings, five of which were in person and seven of which were telephonic. The Committee chairperson and other members of the Committee each quarter reviewed and commented on the earnings news release and interim financial statements contained in SEC Form 10-Qs, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, general counsel, controller, and independent registered public accounting firm prior to filing and public release. The Committee also requested and received a comprehensive review of the company’s Enterprise Risk Management (ERM) program, including identification of major risks facing the company. Major risks identified were presented to the Board in discussion of risk topics. In addition, the Committee reviewed and ratified its Charter, which includes a focus on risk.

The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on AU Section 380 of the Public Company Accounting Oversight Board, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. Both the Director of Internal Audit and the independent registered public accounting firm have direct access to the Audit Committee at any time on any issue of their choosing, and the Committee has the same direct access to the Director of Internal Audit and the independent registered public accounting firm. The Committee met with the Director of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. In addition, the Committee considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services. Audit Committee approval is required to exceed the amount of the budget for a particular category of non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee concluded the provision of the non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

During the fiscal year ended December 31, 2012, Ernst & Young LLP was employed principally to perform the annual audit and to render tax services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table:

	Year Ended December 31
	2012	2011
Audit Service Fees	$980,300	$918,150
Audit Related Fees	3,225	3,225
Tax Fees	136,145	523,046

Total Fees	$1,119,670	$1,444,421

Audit fees consist of fees for the annual audit of our company’s financial statements and internal controls over financial reporting, reviews of financial statements included in our Form 10-Q filings, statutory audits for certain of our company’s foreign locations and other services related to regulatory filings.

Audit related fees are principally fees for accounting consultations. Tax fees consist primarily of tax consulting services.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC. The Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, subject to stockholder ratification, and preliminarily approved its estimated fees for first quarter review, audit related, and tax services.

Gene C. Wulf, Chairperson

Gloster B. Current, Jr., Committee Member

Mark D. Smith, Committee Member

Idelle K. Wolf, Committee Member

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of our company has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for 2013. Representatives of Ernst & Young LLP will be present at the 2013 Annual Meeting of Stockholders to provide a statement and respond to stockholder questions. Although not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate to obtain stockholder ratification of the Audit Committee’s action in appointing Ernst & Young LLP as our independent registered public accounting firm. The Board of Directors has itself ratified the Audit Committee’s action. Should such appointment not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of our company and our stockholders.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee met five times during the year, one of which was a telephonic meeting. The Committee reviewed the status of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and related SEC regulations. The Committee also reviewed the process implemented by the Board and each Board Committee to review best practices and how they addressed risk oversight. In addition, the Committee reviewed a governance best practice topic at each of its meetings. Further, the Committee reviewed and ratified its Charter, which provides that the Committee is responsible for the nomination of directors, review of compensation to be paid to directors and our company’s corporate governance practices, especially in light of SEC and NYSE rules. The Charter is posted on our website; the address of the website is www.aosmith.com. The Committee also reviewed continuing education opportunities for the directors.

The Committee also monitored our corporate governance. It recommended to the Board of Directors updates to the Corporate Governance Guidelines, which the Board adopted. The Committee also reviewed and approved the relocation program offered to Ajita G. Rajendra upon his promotion to the position of Chief Executive Officer, on terms identical to other employees. The Committee verified that all Committees’ Charters were in place and were reviewed by the Committees. It reviewed our code of business conduct, called the “Guiding Principles”, as well as our financial code of ethics, officers’ outside board memberships, minimum qualifications for directors, the process and procedure for stockholder recommendation of director candidates and stockholder communications with the Board, which the Board previously adopted. These and other corporate governance documents, including Committees’ Charters, are available via our website. No waivers were sought or granted from our code of conduct.

The Committee also is responsible for reviewing director compensation. Based on a Towers Watson report on director compensation trends and other information reviewed by the Committee, the Committee recommended certain changes to the annual retainer and fees for Board members, which was adopted at its July, 2012 meeting and is reported in this Proxy Statement under “Director Compensation.”

The Committee reviewed Board Committee member qualifications and independence and made recommendations to the Board on member appointments to Committees. The Committee reviewed the Board’s Committee structure and operations and reported to the Board regarding them.

The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the Board and each of the other Committees performed its own self-evaluation and reported on it to the Board of Directors. The directors also evaluated the performance of each of their fellow directors.

William P. Greubel, Chairperson

Ronald D. Brown, Committee Member

Mathias F. Sandoval, Committee Member

Bruce M. Smith, Committee Member

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

The Board recommends that the stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000. The effectiveness of this proposal is conditioned upon stockholder approval of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock, and the effectiveness of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock is conditioned upon stockholder approval of this proposal. The full text of the amendments to our Amended and Restated Certificate of Incorporation that would be effected under both proposals is set forth in Appendix A to this Proxy Statement. The proposed amendment will not affect the number of authorized shares of preferred stock.

The Board believes that the proposed increase in the number of authorized shares of Common Stock is desirable to permit a two-for-one stock split, which we believe would make our Common Stock more attractive to a broader investor base and increase liquidity. In addition, the Board believes the proposed increase will enhance our flexibility in taking possible future actions, such as raising additional equity capital, or completing stock-based acquisitions, stock splits and dividends, or equity compensation awards or other corporate purposes. The proposed amendment will allow us to accomplish these objectives.

Subject to market conditions, the Board proposes to proceed with a two-for-one stock split following stockholder approval of this amendment. Our Restated Certificate of Incorporation requires that a stock split apply equally to outstanding Common Stock and Class A Common Stock, which means that we would issue additional shares of Common Stock with respect to outstanding shares of Common Stock on the same basis as we would issue additional shares of Class A Common Stock with respect to outstanding shares of Class A Common Stock in a stock split. If stockholders approve the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and stockholders approve the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock, then we would not need further stockholder approval to effect a two-for-one stock split.

As to the balance of the proposed additional authorized shares of Common Stock, we do not have any current plans other than annual stock awards under our Combined Incentive Compensation Plan consistent with past practice. However, by approving this increase now, in advance of any specific need, we believe we will be able to act in a timely manner when such a need does arise if the Board believes that it is in the best interests of our company and our stockholders to take action, without the delay and expense that would be required at that time in obtaining stockholder approval of such an increase at a special meeting of stockholders.

We have issued Common Stock in the recent past for the following purposes:

•	to issue Common Stock to shareholders of Smith Investment Company (“SICO”) in conjunction with the merger of SICO with our company on April 22, 2009.

•	upon conversion of Class A Common Stock to Common Stock upon transfer to unaffiliated third parties.

•	to effect a three-for-two stock split on November 19, 2010 to make our Common Stock more attractive to a broader investor base as well as increase its liquidity.

•	to compensate, attract and retain our employees and directors through participation in our equity compensation plans.

We currently have 60,000,000 shares of authorized Common Stock. As of the February 18, 2013 record date, there were 41,022,579 shares of Common Stock issued; 6,654,332 shares of Common Stock reserved for issuance upon conversion of issued shares of Class A Common Stock; 1,208,136 shares of Common Stock reserved for issuance upon exercise of outstanding options and settlement of restricted stock units under our stockholder-approved A. O. Smith Combined Incentive Compensation Plan; and 1,391,953 shares of Common Stock reserved for issuance in connection with future awards available for grant under our stockholder-approved A. O. Smith Combined Incentive Compensation Plan. As a result, as of the record date, there were only 9,723,000 authorized shares of Common Stock that were not reserved and that we may issue for any future business purposes.

The additional Common Stock proposed to be authorized will have rights identical to, and have the same rights and privileges as, our currently authorized and outstanding Common Stock. Under our Restated Certificate of Incorporation, stockholders do not have preemptive rights to subscribe to additional shares of Common Stock that we may issue. This means that current stockholders do not have prior right to purchase any new issue of our capital stock to maintain their proportionate ownership of Common Stock. Use of the additional shares proposed to be authorized will not require stockholder approval unless required under Delaware corporate law or by the rules of any national securities exchange on which our Common Stock is then listed.

The Board does not intend to issue any shares of Common Stock except for purposes and on terms that the Board believes to be in the best interests of our stockholders and our company. However, depending on the purpose and terms of issuance at the time, if we issue additional shares of Common Stock or other securities convertible into Common Stock in the future, it could dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The increase in authorized Common Stock could also make more difficult or discourage attempts to obtain control of our company, thereby having an anti-takeover effect. The increase in authorized shares of Common Stock is not being proposed in response to any known threat to acquire control of our company.

If stockholders approve the amendments to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and to decrease the number of authorized shares of Class A Common Stock, then the amendments will become effective upon filing a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, which filing we expect to make soon after the Annual Meeting.

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK

The Board recommends that the stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock from 22,067,252 to 14,000,000. The effectiveness of this proposal is conditioned upon stockholder approval of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, and the effectiveness of the proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock is conditioned upon stockholder approval of this proposal. The full text of the amendments to our Amended and Restated Certificate of Incorporation that would be effected under both proposals is set forth in Appendix A to this Proxy Statement. The proposed amendment will not affect the number of authorized shares of preferred stock.

Our Amended and Restated Certificate of Incorporation currently provides that we have 22,067,252 shares of authorized Class A Common Stock. As of the February 18, 2013 record date, there were 6,654,332 shares of Class A Common Stock issued.

As a condition of the merger of SICO with our company on April 22, 2009, our Certificate of Incorporation was amended to increase, solely for the purpose of completing the merger, the number of shares of authorized Class A Common Stock that we could issue from 14,000,000 to 22,067,252. Our Amended and Restated Certificate of Incorporation also currently provides that following the effective date of the merger, April 22, 2009, our company would cancel and not reissue the shares of Class A Common Stock held by SICO. After cancelling the shares of Class A Common Stock held by SICO in connection with the merger, we are only authorized to issue 14,000,000 shares of Class A Common Stock. The Board is proposing the decrease in the number of authorized shares of Class A Common Stock set forth in the Amended and Restated Certificate of Incorporation to clarify that the number of authorized shares of Class A Common Stock is only 14,000,000 after the merger and to eliminate the related language regarding the shares of Class A Common Stock held by SICO.

If stockholders approve the amendments to our Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of Class A Common Stock and to increase the number of authorized shares of Common Stock , then the amendments will become effective upon filing a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, which filing we expect to make soon after the Annual Meeting.

DATE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us no later than November 15, 2013, to be considered for inclusion in our proxy materials for the 2013 meeting. If a stockholder who otherwise desires to bring a proposal before the 2013 meeting does not notify us of its intent to do so on or before January 29, 2014, then the proposal will be untimely, and the proxies will be able to vote on the proposal in their discretion.

March 15, 2013

Appendix A

The proposed amendments to our Amended and Restated Certificate of Incorporation under the proposal to increase the number of authorized shares of Common Stock and the proposal to decrease the number of authorized shares of Class A Common Stock would amend and restate the first two paragraphs of Article 4 of our Amended and Restated Certificate of Incorporation to read as follows (proposed additions are indicated by underlining and proposed deletions are indicated by overstriking):

“The aggregate number of shares which the corporation has the authority to issue shall ~~initially~~ be ~~eighty-five million sixty-seven thousand two hundred fifty two (85,067,252)~~ one hundred thirty-seven million 137,000,000) shares, consisting of:

(a) ~~twenty-two million sixty-seven thousand two hundred fifty two (22,067,252)~~ fourteen million (14,000,000) shares designated as “Class A Common Stock,” with a par value of Five Dollars ($5) per share;

(b) ~~sixty million (60,000,000)~~ one hundred twenty million (120,000,000) shares designated as “Common Stock,” with a par value of One Dollar ($1) per share; and

(c) three million (3,000,000) shares designated as “Preferred Stock,” with a par value of One Dollar ($1) per share.

~~The corporation shall not reissue, after the cancellation thereof, any of the shares of Class A Common Stock held by Smith Investment Company, a Nevada corporation (“SICO”), that are required to be cancelled in accordance with the Agreement and Plan of Merger, dated as December 9, 2008 (the “SICO Merger Agreement”), among the corporation, SICO Acquisition, LLC, a Delaware limited liability company, SICO and Smith Investment Company LLC, a Delaware limited liability company.~~”

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Please have available the Company Number and the

Control Number, both located at the top of this page,

along with the last four digits of your Social Security

Number or Tax Identification Number.

Your phone or Internet vote authorizes the named proxies

to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

INTERNET – www.eproxy.com/aos Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 12, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 12, 2013.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò Please detach here. ò

A. O. SMITH CORPORATION 2013 ANNUAL MEETING

PROXY - COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5.
1.	Election of directors:	01 Gloster B. Current, Jr.	03 Idelle K. Wolf	☐	Vote FOR	☐	Vote WITHHOLD
		02 William P. Greubel	04 Gene C. Wulf		all nominees		from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve, by non-binding advisory vote the compensation of our named executive officers:			☐	For ☐ Against ☐ Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐	For ☐ Against ☐ Abstain

4.	Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase authorized shares of Common Stock (conditioned on stockholder approval of proposal 5):			☐	For ☐ Against ☐ Abstain

5.	Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease authorized shares of Class A Common Stock (conditioned on stockholder approval of proposal 4):			☐	For ☐ Against ☐ Abstain

Directors recommend a vote FOR proposals 1, 2, 3, 4 and 5.

Address change? Mark Box ☐ I plan to attend meeting. ☐ Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 15, 2013

5:15 p.m. Eastern Daylight Time

U.S. Chamber of Commerce

1615 H Street, NW

Washington, D.C. 20062

A. O. SMITH CORPORATION

PROXY - COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, JOHN J. KITA and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 15, 2013, at 5:15 p.m. Eastern Daylight Time, at the U.S. Chamber of Commerce, 1615 H Street, NW, Washington, D.C. 20062, or at any adjournment thereof, and there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Please have available the Company Number and the

Control Number, both located at the top of this page,

along with the last four digits of your Social Security

Number or Tax Identification Number.

Your phone or Internet vote authorizes the named proxies

to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

INTERNET – www.eproxy.com/aos Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 12, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 12, 2013.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

ò Please detach here. ò

A. O. SMITH CORPORATION 2013 ANNUAL MEETING

PROXY – CLASS A COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5.
1.	Election of directors:	01 Ronald D. Brown	04 Mathias F. Sandoval	☐	Vote FOR	☐	Vote WITHHOLD
		02 Paul W. Jones	05 Bruce M. Smith		all nominees		from all nominees
		03 Ajita G. Rajendra	06 Mark D. Smith		(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve, by non-binding advisory vote the compensation of our named executive officers:			☐	For ☐ Against ☐ Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐	For ☐ Against ☐ Abstain

4.	Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase authorized shares of Common Stock (conditioned on stockholder approval of proposal 5):			☐	For ☐ Against ☐ Abstain

5.	Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to decrease authorized shares of Class A Common Stock (conditioned on stockholder approval of proposal 4):			☐	For ☐ Against ☐ Abstain

Directors recommend a vote FOR proposals 1, 2, 3, 4 and 5.

Address change? Mark Box ☐ I plan to attend meeting. ☐ Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 15, 2013

5:15 p.m. Eastern Daylight Time

U.S. Chamber of Commerce

1615 H Street, NW

Washington, D.C. 20062

A. O. SMITH CORPORATION

PROXY – CLASS A COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, JOHN J. KITA and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 15, 2013, at 5:15 p.m. Eastern Daylight Time, at the U.S. Chamber of Commerce, 1615 H Street, NW, Washington, D.C. 20062, or at any adjournment thereof, and there to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1, 2, 3, 4 and 5.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.